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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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CyrusOne Inc.
(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Stockholders

When	Where
Tuesday, May 18, 2021 9:30 AM Central Time (10:30 AM Eastern Time)	Virtual Meeting Site: www.meetingcenter.io/208455171

To our Stockholders:

In response to continued public health concerns related to the COVID-19 pandemic, the 2021 annual meeting of stockholders of CyrusOne Inc., a Maryland corporation (the "Company" or "CyrusOne") will be held in a virtual format only, similar to last year's meeting. To access the virtual meeting, you may visit the virtual meeting site at the web address listed above. More detailed instructions on how to attend the annual meeting virtually are set forth in this proxy statement. The purposes of the meeting are as follows:

1.
To elect eight directors, each to hold office until our 2022 annual meeting of stockholders and until his or her respective successor is duly elected and qualified;
2.
To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement ("Say-on-Pay");
3.
To consider and vote upon, on an advisory basis, whether the Say-on-Pay vote should occur every year, every two years or every three years;
4.
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
5.
To transact such other business as may properly come before the annual meeting.

The record date for the 2021 annual meeting is March 18, 2021 and only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting and any postponement or adjournment thereof. Stockholders attending the virtual annual meeting will have the same opportunities to participate as they have had at past in-person annual meetings.

Your vote is important. Whether or not you plan to attend the virtual meeting, please make sure your shares are represented at the meeting. You may cast your vote and submit your proxy in advance of the meeting by internet, telephone or mail.

By Internet	By Phone	By Mail
(if you received a paper copy in the mail)

Visit www.evisionreports.com/CONE	800-652-8683	Complete, sign, date and return proxy card

By Order of the Board of Directors:

ROBERT M. JACKSON
 Executive Vice President, General Counsel and Secretary
April 8, 2021

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 18, 2021:
The Company's Proxy Statement and Annual Report on Form 10-K for 2020 are available at:
www.envisionreports.com/CONE

2021 Proxy Statement	i

2021 Proxy Statement at a Glance

Proxy Statement Summary

Proposal	Board Voting Recommendation	Page Reference

Election of directors	FOR EACH NOMINEE	6

Advisory vote on executive compensation	FOR	12

Advisory vote on frequency of advisory vote on executive compensation	EVERY YEAR	14

Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021	FOR	15

Corporate Governance Snapshot

Independent Oversight

•

7 of 8 director nominees are independent directors

•

Chair of the Board is an independent director

•

Regular executive sessions of independent directors

•

Active Board and Committee oversight of enterprise risk, including cybersecurity, strategy and ESG matters

Board Composition and Diversity

•

Focus on diversity - 25% of director nominees are women; 38% of director nominees are ethnically or gender diverse

•

Continued commitment to expanding the gender, racial and ethnic diversity of the board

•

Annual Board and Committee self-evaluations

•

Mandatory retirement age of 72

•

Ongoing director education

Stockholder Rights	• Annual election of all directors; majority-vote director resignation policy
• One class of shares with each share entitled to one vote
• Our bylaws may be amended by our stockholders
• We have opted out of the Maryland control share acquisition statute
• No stockholders rights plan in effect

Stockholder Engagement

•

Annual outreach by Chair of Compensation Committee to largest stockholders

•

Topics of discussion included governance and compensation practices, including ESG and sustainability, board composition, diversity, and succession planning

Sustainability and ESG	• Published first-annual Sustainability Report in 2020
• Reporting in alignment with Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB) Standards and Task Force on Climate-related Financial Disclosures (TCFD)
• Announced Commitment to Zero-Carbon by 2040
• Added sustainability metric to 2021 annual incentive plan
• Announced two net-positive water data centers
• Nominating & Corporate Governance Committee oversight of corporate social responsibility and ESG matters
• Compensation Committee oversight of workforce diversity, equity and inclusion

2021 Proxy Statement	1

2021 Proxy Statement at a Glance

Track Record of Value Creation

5-Year Cumulative TSR

Comparison of the cumulative total stockholder return on CyrusOne Inc.'s common stock for the year ended December 31, 2020 with the cumulative total return on the S&P 500 Market Index and the MSCI US REIT Index (RMZ). The comparison assumes that $100 was invested on December 31, 2015 in CyrusOne Inc.'s common stock and in each of these indices and assumes reinvestment of dividends, if any.

2	2021 Proxy Statement

2021 Proxy Statement at a Glance

2020 Company Snapshot

Performance-Based Compensation*

*
Pay mix charts reflect annualized base salaries, target bonuses and target LTI awards for current CEO and other NEOs as a group, excluding sign-on component of LTI grant for CEO and CFO.

Recent Compensation Changes

The Board welcomes opportunities to discuss our compensation program with stockholders and takes their feedback into consideration as we continue to evolve our compensation program and other governance policies. Some of these recent changes are highlighted below:

COMPONENT	RECENT CHANGES

Annual Incentive Plan	• Beginning in 2021, NFFO metric replaced with NFFO per share • Added annual bookings and sustainability metrics

LTI Awards

•

Beginning with the 2020 LTI program, eliminated the interim annual accelerated vesting feature of performance-based awards

•

Added a second TSR metric which measures our TSR performance against a real estate technology peer group

•

Increased the level of performance required to achieve a target payout, expanded the bands at the threshold and maximum levels, and added an absolute TSR outperformance component

2021 Proxy Statement	3

2021 Proxy Statement at a Glance

Living a Sustainable Mission

Sustainability Working Group: Integrating Sustainability & ESG into the Business DNA

Our Sustainability Working Group ("SWG") was established to integrate sustainability and ESG strategy and planning into each function at the Company, to coordinate cross functionality, and to develop metrics and measure progress. The SWG is co-chaired by our EVP, General Counsel and our Senior Director of Environmental, Health, Safety & Sustainability, and its membership consists of the leaders of functions across the company, including those depicted below. The SWG is overseen by the CEO and updates on the SWG's activities are provided to the Board of Directors on a quarterly basis and the senior management team on a monthly basis.

4	2021 Proxy Statement

2021 Proxy Statement at a Glance

5	2021 Proxy Statement

Proposal 1: Election of Eight Directors

Proposal 1: Election of Eight Directors

The members of CyrusOne's Board of Directors are elected each year at the annual meeting. The Board currently has eight directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the eight individuals named below for election at the 2021 annual meeting (the "Nominees"), each of whom currently serves as a director, except for Denise Olsen. Ms. Olsen is currently senior managing director and a member of the investment committee of GEM Realty Capital, an integrated real estate investment firm that invests in private market assets and publicly traded securities. The Board is excited to welcome Ms. Olsen to the Board.

The Board would also like to recognize and thank director Michael A. Klayko for his service, contributions and leadership. Mr. Klayko is retiring from the Board, and his service on the Board will end upon completion of his current term at the annual meeting.

			Director	Independent	Board Committees

Name	Age	Occupation	Since		A	C	N	T	E

Bruce W. Duncan	69	President & CEO, CyrusOne	2020	No					•

Alex Shumate*	70	Managing Partner, North America, Squire Patton Boggs (US) LLP	2013	Yes			•		(C)

David H. Ferdman	53	Managing Partner of DTB Capital Partners and Chief Executive Officer of Cybraics, Inc.	2013	Yes				•

John W. Gamble, Jr.	58	Corporate Vice President & Chief Financial Officer, Equifax Inc.	2014	Yes	•				•

T. Tod Nielsen	55	Former President & Chief Executive Officer, Financial Force	2013	Yes		(C)			•

Denise Olsen	55	Senior Managing Director, GEM Realty Capital	—	Yes

William E. Sullivan	66	Former Chief Financial Officer & Treasurer, Purdue University	2013	Yes	•		(C)

Lynn A. Wentworth	62	Former Senior Vice President, Chief Financial Officer & Treasurer, BlueLinx Holdings Inc.	2014	Yes	(C)	•		•

*	Chair of the Board and Lead Independent Director	A = Audit C = Compensation N = Nominating/Governance T = Transaction E = Executive (C) Denotes committee chair

Biographical information about the Nominees and the experience, qualifications, attributes, and skills considered by our Nominating and Corporate Governance Committee and the Board of Directors in determining that the Nominee should serve as a director appears below. If any Nominee is unable to serve or declines to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the Board of Directors, or the Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, may reduce the size of the Board and number of nominees.

The Board of Directors recommends a vote FOR each Nominee.

6	2021 Proxy Statement

Proposal 1: Election of Eight Directors

Nominees for Election to the Board of Directors

The biographical descriptions below set forth certain information with respect to each of the Nominees.

Bruce W. Duncan President & CEO Board Committees: • Executive	Bruce W. Duncan is the President and Chief Executive Officer, and a member of the Board of Directors, of CyrusOne. Prior to joining CyrusOne in July 2020, Mr. Duncan was the Chair of the Board and the former President and Chief Executive Officer of First Industrial Realty Trust, Inc. ("First Industrial"), a REIT that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties. Mr. Duncan was the President and Chief Executive Officer of First Industrial from 2009 to 2016 and had served as a director since 2009 and Chair of the Board since January 2016. Mr. Duncan was a private investor from January 2006 to January 2009. Earlier in his career, Mr. Duncan held various positions at Equity Residential, one of the largest publicly traded apartment REITs in the United States, including Chief Executive Officer and Trustee from January 2003 to May 2005. From December 1995 to March 2000, Mr. Duncan served as Chair, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America's largest owners and developers of retail and office properties.

Mr. Duncan is a director of Boston Properties, Inc., the largest publicly-held developer and owner of Class A office properties in the United States, and was chair of its compensation committee prior to joining CyrusOne. Mr. Duncan was Chair of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. from May 2005 until its acquisition by Marriott International, Inc. in September 2016. Mr. Duncan was a director of Marriott International, Inc. from 2016 until summer of 2020 and resigned as the Chair of First Industrial in July 2020. Mr. Duncan has served as a director of the T. Rowe Price Mutual Funds since September 2013. Mr. Duncan has been a senior advisor to Kohlberg Kravis Roberts & Co., a global investment firm, since November 2018.

Mr. Duncan received a BA in Economics from Kenyon College and an MBA in Finance from the University of Chicago.

Qualifications/Attributes
Mr. Duncan has more than 40 years of diverse real estate management, development and global investment experience across numerous property types, including as a chief executive officer and a director of other publicly traded companies.

2021 Proxy Statement	7

Proposal 1: Election of Eight Directors

Alex Shumate Chair of the Board & Lead Independent Director Board Committees: • Executive (Chair) • Nominating and Corporate Governance	Mr. Shumate is a Senior Partner of Squire Patton Boggs (US) LLP, an international law firm, where he has served as the Managing Partner, North America, since 2009. He joined Squire Patton Boggs in 1988 and he served as the Managing Partner of its Columbus, Ohio office from 1991 to 2021. He is a former member of the Board of Trustees of The Ohio State University, having served three terms; and he twice served as Chair of the Board, most recently from 2015 to 2020. Mr. Shumate is the lead independent director of The J.M. Smucker Company and chair of the board's Nominating, Governance and Corporate Responsibility Committee. He previously served as a director of the Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, of Nationwide Financial Services from 2002 until its acquisition in 2009, and of Cincinnati Bell Inc. from 2005 to January 2013. Prior to joining Squire Patton Boggs, Mr. Shumate served as chief counsel and deputy chief of staff to the Governor of the State of Ohio and as assistant attorney general, State of Ohio.

Qualifications
Mr. Shumate brings to our Board of Directors demonstrated managerial ability and a thorough understanding of the principles of good corporate governance.

David H. Ferdman Board Committees: • Transaction	Mr. Ferdman is a Managing Partner of DTB Capital Partners, a Texas based private investment firm managing a portfolio of private investments, and has served as the CEO of Cybraics, an advanced detection cyber security company, since December 2020. Mr. Ferdman was a co-founder of CyrusOne and served as President & Chief Executive Officer from 2000 until June 2010. Mr. Ferdman served as the President until August 2011 and served as the Chief Strategy Officer until January 2013. Upon consummation of our initial public offering, Mr. Ferdman resigned from his employment with the Company. Prior to founding CyrusOne, Mr. Ferdman was the Chief Operating Officer and co-founder of UWI Association Programs (d/b/a Eclipse Telecommunications), a facilities-based telecommunications service provider. As Chief Operating Officer of UWI, Mr. Ferdman was instrumental in the company's rapid growth, which culminated in its acquisition by IXC Communications (now part of Level 3 Communications Inc.) in 1998. Mr. Ferdman is also a director of Circuit of the Americas, Quality Uptime Services, and Cybraics, Inc.

Qualifications
Mr. Ferdman brings to our Board of Directors a comprehensive understanding of our business coupled with extensive experience in the data center industry.

8	2021 Proxy Statement

Proposal 1: Election of Eight Directors

John W. Gamble, Jr. Board Committees: • Audit • Executive	Mr. Gamble is Corporate Vice President & Chief Financial Officer of Equifax Inc., a global data, analytics and technology company, where he is responsible for corporate finance, accounting, treasury, tax, internal audit, investor relations, global real estate and global procurement. From September 2005 to May 2014, Mr. Gamble was Executive Vice President & Chief Financial Officer for Lexmark International, Inc. In addition to corporate finance functions, he was responsible for Lexmark's investor relations, information technology, strategy and development, and internal audit and security functions. Prior to joining Lexmark, Mr. Gamble was executive vice president and chief financial officer of Agere Systems, Inc. Mr. Gamble also served in finance leadership roles with AlliedSignal, Inc., and then Honeywell International, Inc., following the merger of the two entities. Earlier, Mr. Gamble served in a variety of finance capacities with General Motors. Mr. Gamble began his career as an electrical engineer with Bethlehem Steel Corporation.

Qualifications
Mr. Gamble brings to our Board of Directors extensive knowledge regarding financial management and the information technology market.

T. Tod Nielsen Board Committees: • Compensation (Chair) • Executive	Mr. Nielsen served as the President & Chief Executive Officer and a member of the board of directors of FinancialForce, a private cloud ERP vendor, from January 2017 until his retirement at the end of 2020. Mr. Nielsen served as Chief Executive Officer of Heroku, a cloud application development company that was acquired by Salesforce in 2011, and as Executive Vice President of Platform at Salesforce from June 2013 to June 2016. Prior to that, Mr. Nielsen was Co-President, Applications Platform Group at VMware, Inc. Mr. Nielsen served as VMware's Chief Operating Officer from January 2009 to January 2013. Prior to that, he served as President and Chief Executive Officer of Borland Software Corporation from November 2005 to December 2008. From June 2005 to November 2005, Mr. Nielsen served as Senior Vice President, Marketing and Global Sales Support for Oracle Corporation, an enterprise software company. From August 2001 to August 2004, Mr. Nielsen served in various positions at BEA Systems, Inc., a provider of application infrastructure software, including Chief Marketing Officer and Executive Vice President, Engineering. Mr. Nielsen also spent 12 years with Microsoft Corporation in various roles, including General Manager of Database and Developer Tools, Vice President of Developer Tools, and at the time of his departure, Vice President of Microsoft's platform group. Mr. Nielsen is a current director of Tech Data, and former director of BTI Systems, MyEdu Corp., Fortify Software and Club Holdings, LLC.

Qualifications
Mr. Nielsen brings to our Board of Directors a strong technical background in software development, coupled with extensive management experience and knowledge of the information technology market.

2021 Proxy Statement	9

Proposal 1: Election of Eight Directors

Denise Olsen • New Nominee for Director	Ms. Olsen is senior managing director and a member of the investment committee of GEM Realty Capital, an integrated real estate investment firm that invests in private market assets and publicly traded securities, where she has served since 1996. Ms. Olsen oversees business development for GEM Realty Capital and is also responsible for investor relations, reporting and communications for the firm. Prior to joining GEM Realty Capital, Ms. Olsen was Vice President at EVEREN Securities, serving in its Real Estate Corporate Finance Group. Earlier in her career, Ms. Olsen served in various capacities at JMB Realty Corporation, including Senior Portfolio Manager of corporate mixed-use developments and as a member of the acquisitions group.

Ms. Olsen is a director and member of the audit committee of First Industrial Realty Trust, Inc., a REIT that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties. Ms. Olsen is a member of the Executive Committee of The Samuel Zell and Robert Lurie Real Estate Center at the Wharton School at the University of Pennsylvania and serves on the Investment Committee of The Harry and Jeanette Weinberg Foundation.

Qualifications
Ms. Olsen's significant experience in real estate investment and operations, coupled with her financial expertise, will be a valuable asset to the Board of Directors.

William E. Sullivan Board Committees: • Nominating and Corporate Governance (Chair) • Audit	Mr. Sullivan served as the Chief Financial Officer & Treasurer for Purdue University in Indiana from June 2014 until his retirement at the end of 2019. Mr. Sullivan served as the Chief Financial Officer of Prologis Inc., a REIT operating as an owner, manager and developer of distribution facilities, from March 2007 to May 2012. Prior to joining Prologis, Mr. Sullivan was the founder and President of Greenwood Advisors, Inc., a private financial consulting and advisory firm, from 2005 to 2007. Prior to that, Mr. Sullivan served as the Chair (2001 to 2007) & Chief Executive Officer (2001 to 2005) of SiteStuff, Inc., a procurement solutions company specializing in real estate property and facility management. Mr. Sullivan worked for Jones Lang LaSalle Incorporated, and its predecessor, LaSalle Partners, in a variety of positions from 1984 to 2001, including as Chief Financial Officer from 1997 to 2001 and as a member of the Board of Directors from 1997 to 1999. Prior to joining Jones Lang LaSalle, Mr. Sullivan was a member of the Communications Lending Group of the First National Bank of Chicago and also served as a member of the tax division of Ernst & Ernst LLP, a predecessor to Ernst & Young LLP. Mr. Sullivan has also served as a director and audit committee chair of Jones Lang LaSalle Income Property Trust, Inc. since September 2012 and served as a director of Club Corp. from August 2013 until September 2017.

Qualifications
Mr. Sullivan brings to our Board of Directors a comprehensive understanding of the commercial real estate industry coupled with extensive REIT management experience.

10	2021 Proxy Statement

Proposal 1: Election of Eight Directors

Lynn A. Wentworth Board Committees: • Audit (Chair) • Compensation • Transaction	Ms. Wentworth served as Senior Vice President, Chief Financial Officer & Treasurer of BlueLinx Holdings Inc. (a building products distributor) from 2007 until her retirement in 2008. Prior to joining BlueLinx, Ms. Wentworth served as Vice President and Chief Financial Officer for BellSouth Corporation's Communications Group and held various other positions at BellSouth from 1985 to 2007. Ms. Wentworth began her career at Coopers & Lybrand, where she served in both the audit and tax divisions. Ms. Wentworth is a certified public accountant licensed in the state of Georgia. Ms. Wentworth chairs the Board of Directors and is a member of the audit committee of Cincinnati Bell. Ms. Wentworth also serves as a director and chair of the audit committee of Graphic Packaging Holding Company.

Qualifications
Ms. Wentworth brings to our Board of Directors extensive knowledge regarding complex financial, accounting and corporate governance matters affecting large corporations.

2021 Proxy Statement	11

Proposal 2: Say-on-Pay

Proposal 2: Advisory Vote on Executive Compensation

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking our stockholders to approve, on an advisory basis, the compensation of the Company's named executive officers ("NEOs") as described in this proxy statement ("Say-on-Pay").

Our executive compensation program rewards performance, supports our business strategies, discourages excessive risk-taking, makes us competitive for top talent among our peers and other relevant enterprises, while at the same time creates an ownership culture that aligns our executives' interests with the long-term interests of our stockholders. Our Compensation Discussion and Analysis and the related compensation tables describe in detail the components of our executive compensation program and the process by which our Compensation Committee makes executive compensation decisions. Highlights of our program include the following:

•
we support a culture committed to paying for performance where compensation is commensurate with the results achieved

•
we cap individual payouts under our executive compensation plans

•
other than limited exceptions for new hires, we do not guarantee incentive compensation under our annual cash bonus plan or long-term incentive plan

•
clawback policies allow recovery of certain compensation payments and proceeds from executives in the event of a significant restatement of financial results

•
we do not provide "single-trigger" change-in-control vesting on equity awards or severance

•
we do not provide gross-ups to cover personal income taxes that pertain to change in control or severance benefits

•
we do not provide special executive retirement programs

PERFORMANCE-BASED COMPENSATION*

*
Pay mix charts reflect annualized base salaries, target bonuses and target LTI awards for current CEO and other NEOs as a group, excluding sign-on component of LTI grant for CEO and CFO

At our 2020 annual meeting of stockholders, approximately 91.7% of the votes cast were in favor of the advisory vote on the 2019 compensation of our NEOs.

12	2021 Proxy Statement

Proposal 2: Say-on-Pay

We are asking our stockholders to approve the following non-binding advisory resolution:

"RESOLVED, that the stockholders of CyrusOne Inc. approve, on an advisory basis, the compensation of CyrusOne Inc.'s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and other related tables and disclosures."

While the vote is non-binding, we highly value the opinions of our stockholders and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board has adopted a policy of providing annual advisory votes on the compensation of our NEOs. Subject to the Board of Directors' determination with respect to the frequency of future Say-on-Pay votes as discussed in Proposal 3, the Board will present stockholders with the next advisory Say-on-Pay vote at our 2022 annual meeting of stockholders.

This year, as required by Section 14A(a)(2) of the Exchange Act, we are also providing our stockholders with an advisory vote indicating how frequently we should include a Say-on-Pay vote in our annual proxy statement, that is, whether stockholders would prefer an advisory vote on the compensation of our NEOs once every year, every two years or every three years. See "Proposal 3 — Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation" on page 14 of this Proxy Statement.

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

2021 Proxy Statement	13

Proposal 3: Advisory Vote on Frequency of Advisory Vote on Executive Compensation

Proposal 3: Advisory Vote on Frequency of Advisory Vote on Executive Compensation

As required by Section 14A(a)(2) of the Exchange Act, the Company's stockholders have the opportunity to indicate, on an advisory basis, their views as to the frequency with which stockholders should be presented with a Say-on-Pay vote. In particular, we are asking stockholders to vote on whether future Say-on-Pay votes should occur every year, every two years, or every three years. Stockholders may specify one of four choices for this proposal on the proxy card: every year, every two years, every three years, or abstain.

Stockholders have voted on an advisory Say-on-Pay vote at each annual meeting of stockholders held since 2015, and with respect to this proposal on the frequency of future Say-on-Pay votes, the Board recommends that stockholders vote "FOR" holding the Say-on-Pay vote on an annual basis.

Stockholders are not voting to approve or disapprove the Board's recommendation. Although advisory and not binding, the Compensation Committee and the Board will take into account the outcome of this vote when considering the frequency with which to hold Say-on-Pay votes. The Board will disclose its decision as to the frequency of future Say-on-Pay votes in accordance with the timing specified by Form 8-K. The Board expects to present stockholders with the next advisory vote on how frequently the Say-on-Pay vote should be held at our 2027 annual meeting of stockholders.

The Board of Directors recommends a vote FOR "EVERY YEAR" with respect to the frequency of future Say-on-Pay votes.

14	2021 Proxy Statement

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2021, and the Board of Directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee Charter, require the Company's independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Deloitte for ratification by stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte in the future. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.

Deloitte has served as the Company's independent registered public accounting firm since 2011.

Fee Disclosure

The following is a summary of the fees billed by Deloitte for professional services rendered for the years ended December 31, 2020 and December 31, 2019:

	Year Ended December 31, 2020 ($)	Year Ended December 31, 2019 ($)

Audit Fees	1,833,515	1,639,351

Audit Related Fees	142,000	183,048

Tax Fees	—	—

All Other Fees	—	—

Total	1,975,515	1,822,399

Audit Fees

"Audit Fees" consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by Deloitte to be named in our registration statements and to the use of their audit report in the registration statements.

Audit-Related Fees

"Audit-Related Fees" consist of fees and related expenses for products and services other than services described under "Audit Fees", "Tax Fees" and "All Other Fees". These services included, among others, due diligence related to completed and potential acquisitions, accounting consultations that were not required by statute or regulation and consultations concerning financial accounting and reporting.

Tax Fees

"Tax Fees" consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

2021 Proxy Statement	15

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

Pre-Approval Policy

All audit, tax and other services provided to us by Deloitte were reviewed and pre-approved by the Audit Committee or a member of the Audit Committee designated by the full committee to pre-approve such services.

Generally, the scope of the work to be performed by Deloitte, and the proposed fees associated with the work, are reviewed by management. The proposed work and associated fees are then presented to the Audit Committee for review, and if deemed appropriate, approved. The Audit Committee in its discretion meets with both Deloitte and with management together and, if needed, separately, prior to giving its approval. For approval of minor adjustments to the scope of work or fees, the Audit Committee in its discretion may delegate approval to its chair. The Audit Committee or designated member concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

A representative of Deloitte will attend the virtual annual meeting, will be given the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2021.

16	2021 Proxy Statement

Audit Committee Report

Audit Committee Report

The following is a report by the Audit Committee regarding the responsibilities and functions of the Audit Committee.

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors, in accordance with the Audit Committee Charter adopted by the Board. All members of the Audit Committee are independent under applicable SEC rules and Nasdaq listing standards related to service on audit committees, and all three members of the Audit Committee are "audit committee financial experts" as defined by SEC rules. Management is responsible for the preparation of the Company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company's independent registered public accounting firm, Deloitte, is responsible for expressing an opinion on the conformity of the Company's audited financial statements and financial statement schedules with accounting principles generally accepted in the United States of America.

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor. Deloitte has served as the Company's independent auditor since 2011. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and Deloitte the audited financial statements for the year ended December 31, 2020 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and Deloitte the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Controls and Procedures" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

In addition, the Audit Committee received and discussed the written disclosures and the letter from Deloitte that are required by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the firm's communications with the Audit Committee concerning independence, discussed with Deloitte the firm's independence from management and the Audit Committee, and discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In reviewing the independence of Deloitte, the Audit Committee considers the non-audit fees paid to Deloitte, if any, during the year.

In reliance on the reviews and discussions referred to above, prior to the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2020 with the SEC, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors
Lynn A. Wentworth (Chair) John W. Gamble, Jr. William E. Sullivan

2021 Proxy Statement	17

Executive Officers

Executive Officers

Name	Position(s)	Age

Bruce W. Duncan	President & CEO	69

Katherine Motlagh	Executive Vice President & Chief Financial Officer	47

John P. Hatem	Executive Vice President & Chief Operating Officer	46

Robert M. Jackson	Executive Vice President, General Counsel & Secretary	53

For biographical information about Bruce W. Duncan, see "Proposal 1: Election of Eight Directors—Nominees for Election to the Board of Directors" above.

Katherine Motlagh Executive Vice President & Chief Financial Officer Education: • BS/MS - Finance Academy in Moscow, Russia • MBA - American University in Moscow	Katherine Motlagh was appointed Executive Vice President and Chief Financial Officer in October 2020. Prior to joining the Company, Ms. Motlagh was Chief Financial Officer for the Europe, Africa and Latin America regions at American Tower Corporation, a global infrastructure REIT which develops, owns, and operates multitenant communications real estate, where she was responsible for providing strategic leadership and oversight of finance activities, periodic financial planning, reporting and analysis and management of operational finance and accounting functions, tax planning and internal controls and compliance for international businesses in 18 countries. Before joining American Tower Corporation in 2015, Ms. Motlagh served as Customer Unit CFO at Ericsson, Inc. and as Divisional CFO/Senior Business Controller at Nokia, Inc. Ms. Motlagh has also held a variety of finance and accounting leadership roles at Nextel Communications, Inc., AmerisourceBergen Corporation and Coopers & Lybrand, L.L.P. (now PricewaterhouseCoopers, LLP). Ms. Motlagh is both a licensed Certified Public Accountant and a Certified Management Accountant.

18	2021 Proxy Statement

Executive Officers

John P. Hatem Executive Vice President & Chief Operating Officer Education: • Texas Tech University	John P. Hatem was appointed Executive Vice President and Chief Operating Officer in October 2020. Mr Hatem previously served as the Company's Executive Vice President of Design, Construction and Operations, a position he held from December 2015 to April 2019. Mr. Hatem joined the Company in 2011 to oversee data center design and construction, holding positions of increasing responsibility through his promotion in December 2015. From August 2019 through July 2020, Mr. Hatem served as an independent data center consultant and served as President of Development for Commonwealth Development Services LLC in August 2020 and as an advisor for viaPhoton from August 2020 to October 2020. Mr. Hatem started his career as a network operations engineer and he has worked with some of the largest financial companies in the world, including JPMorgan Chase & Co. (formerly Bear Stearns & Co. Inc. ("Bear Stearns")), Deutsche Bank, and Morgan Stanley. As a managing director at Bear Stearns, he was responsible for the strategic design, planning and control of vital data centers worldwide. Prior to joining the Company in 2011, he served as the director of design and construction for ConceptCSI Global Data Center Solutions.
Robert M. Jackson Executive Vice President, General Counsel & Secretary Education: • BS - Indiana University • JD - University of Missouri-Kansas City • LLM -University of Florida

Robert M. Jackson has served as our Executive Vice President, General Counsel & Secretary since August 2015. Prior to joining CyrusOne, Mr. Jackson served as Executive Vice President & Chief Administrative Officer of Storage Post, a privately held owner and operator of self-storage facilities, from April 2014 to July 2015, where he was responsible for legal, accounting, human resources and risk management. Prior to that, from December 2004 to September 2012, Mr. Jackson was Senior Vice President, General Counsel & Corporate Secretary of Cousins Properties Incorporated, a NYSE-listed REIT, where he was responsible for legal, human resources, information technology and risk management. Mr. Jackson was previously a partner at Troutman Sanders LLP (now named Troutman Pepper LLP), an international law firm headquartered in Atlanta, Georgia.

2021 Proxy Statement	19

Corporate Governance

Corporate Governance

Notable features of our corporate governance structure include the following:

•
the Board of Directors is not classified; instead, each of our directors is subject to election annually

•
as a condition to being nominated, each director nominee must agree to offer to resign if he or she receives a greater number of votes "withheld" than votes "for" his or her election as a director in an uncontested election

•
7 of 8 current directors (other than Mr. Duncan, our President & CEO) are "independent" within the meaning of the Nasdaq listing standards

•
the Board has a mandatory retirement age (72)

•
the Board has separated the positions of Chair and CEO, with an independent director serving as Chair (as well as Lead Independent Director)

•
we have opted out of the control share acquisition statute of the Maryland General Corporation Law

•
we have no stockholder rights plan in effect

•
our Bylaws may be amended by our stockholders by the affirmative vote of a majority of the votes entitled to be cast on the matter

•
our independent directors meet regularly in executive sessions without the presence of management

•
each of the members of the Audit Committee and the Compensation Committee meets the applicable heightened independence standards of the federal securities laws and Nasdaq listing standards for service on those committees

•
each member of the Audit Committee qualifies as an "audit committee financial expert" as defined by SEC rules

Role of the Board in Risk Oversight

One of the key functions of the Board of Directors is informed oversight of our enterprise risk management process. The Board administers this oversight function directly, with support from other standing committees of the Board, each of which addresses risks specific to its respective areas of oversight. In particular, among other things, the Audit Committee has the responsibility to consider and discuss our major financial and regulatory risk exposures (including cybersecurity) and the steps our management has taken to identify, assess, monitor and mitigate these exposures, including the process by which risk assessment and management is undertaken. The Audit Committee also reviews and evaluates the performance of our internal audit function and the system of internal controls and the results of internal audits as well as oversees and monitors compliance with the Company's policy on related party transactions, our executives' compliance with the Company's code of business conduct and ethics, and the Company's ethics and compliance reporting helpline. The Compensation Committee oversees succession planning for our executive officers and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, the Company's compliance with applicable corporate governance requirements, and the Company's corporate social responsibility policies and practices. The Transaction Committee assists the Board with its oversight function in reviewing strategic transactions and capital allocations that arise between regularly scheduled Board meetings, as delegated by the Board.

20	2021 Proxy Statement

Corporate Governance

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the Board of Directors considers its leadership structure on an annual basis.

Since June 2014, Alex Shumate, an independent director, has served as our Chair of the Board of Directors and lead independent director. Based on its most recent review of our leadership structure and the needs of the Company, the Board continues to believe that having Mr. Shumate serving in this position is optimal because it provides our Company with strong, effective and consistent leadership. Furthermore, our corporate governance guidelines provide that it is the Board's general policy that the positions of Chair of the Board and CEO should be held by separate persons as an aid to the Board's oversight of management.

In considering its leadership structure, the Board has taken a number of factors into account. The Board, which consists solely of independent directors other than Mr. Duncan, exercises a strong, self-governing oversight function. Further, each committee, other than the Executive Committee, is comprised entirely of independent directors, enhancing the Board's oversight function. A number of Board and committee processes and procedures, including regular executive sessions of independent directors and a regular review of our executive officers' performance, provide substantial independent oversight of our management's performance. Finally, under our Bylaws and corporate governance guidelines, the Board has the ability to change this structure, should it deem doing so to be appropriate and in the best interests of our Company. The Board believes that these factors currently provide the appropriate balance between the independent authority of those who oversee our Company and those who manage it on a day-to-day basis.

The Chair of the Board presides at all meetings of the Board of Directors, unless otherwise prescribed. The Chair performs such other duties, and exercises such powers, as from time to time shall be prescribed in our Bylaws or by the Board of Directors.

Director Independence

In accordance with the corporate governance listing standards of Nasdaq and our corporate governance guidelines, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, and other information including the matters set forth in "Certain Relationships and Related Transactions," the Board evaluates whether any director has any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on these standards, the Board affirmatively determined that each of the following directors is independent: Alex Shumate, David H. Ferdman, John W. Gamble, Jr., Michael A. Klayko, T. Tod Nielsen, William E. Sullivan and Lynn A. Wentworth. Based on these standards, the Board also affirmatively determined that Denise Olsen, whom the Board is nominating as a director for the first time this year, is independent. In determining Mr. Klayko's independence, the Board has considered the Company's employment of Mr. Klayko's son-in-law as an account director in the Company's sales organization and determined that such employment did not interfere with the exercise of independent judgment by Mr. Klayko in carrying out his responsibilities as a director of the Company. Mr. Klayko's son-in-law is not an officer of the Company and his employment was reviewed and approved by the Audit Committee of the Board pursuant to the Company's Policy on Related Party Transactions. For 2020, Mr. Klayko's son-in-law's compensation was approximately $234,000 and this relationship is disclosed below in "Certain Relationships and Related Transactions – Review and Approval of

2021 Proxy Statement	21

Corporate Governance

Transactions with Related Persons". Mr. Klayko is retiring from the Board, and his service on our Board will end upon completion of his current term at the annual meeting in May 2021.

The Board determined that Mr. Duncan is not independent because he is our President & CEO.

Board Meetings

In 2020, the Board of Directors held 13 meetings, the Audit Committee held 5 meetings, the Compensation Committee held 8 meetings, and the Nominating and Corporate Governance Committee held 6 meetings. The Transaction Committee and the Executive Committee did not meet during 2020. Each director attended over 75% of the aggregate of the total number of meetings of the Board and his or her respective committee(s) in 2020, in each case during the periods which he or she served.

Although we do not have a policy requiring directors' attendance at annual meetings of stockholders, they are expected to do so. Each of our directors who were then on the Board attended our 2020 annual meeting of stockholders.

The independent directors of the Board and the committees meet regularly in independent sessions without management or non-independent directors present. Generally, these executive sessions follow after each quarterly meeting of the Board and each committee. Alex Shumate, our Chair and lead independent director, presides over such independent, non-management sessions of the Board. In 2020, the independent directors met at least four times in such independent sessions. As deemed necessary, directors also discuss matters informally between Board and committee meetings.

22	2021 Proxy Statement

Corporate Governance

Board Committees

Audit Committee	Current Members:
The Audit Committee helps ensure the integrity of our accounting and financial reporting processes and our financial statements, the qualifications and independence of our independent auditor, the performance of our internal audit function and independent auditors, as well as our compliance with legal and regulatory requirements and our overall risk profile. The Audit Committee selects, approves compensation of, assists and meets with the independent auditor, oversees each annual audit and quarterly review, discusses with management disclosures relating to our internal controls over financial reporting and prepares the report that federal securities laws require be included in our annual proxy statement.	• Ms. Wentworth (chair)* • Mr. Gamble* • Mr. Sullivan* *Audit Committee Financial Expert

Compensation Committee	Current Members:

The Compensation Committee evaluates and approves the compensation and benefits of our executive officers, administers and makes recommendations to our Board of Directors regarding our base compensation and short- and long-term incentive compensation, oversees CEO and management performance and succession planning, and produces an annual report on executive compensation for inclusion in our proxy statement.	• Mr. Nielsen (chair) • Mr. Klayko • Ms. Wentworth

Nominating and Corporate Governance Committee	Current Members:
The Nominating and Corporate Governance Committee oversees an annual evaluation of our Board of Directors and its committees, develops and recommends to our Board of Directors a set of corporate governance guidelines, a code of business conduct and ethics and related policies and periodically reviews and recommends updates and changes to the Board of Directors, monitors our compliance with applicable corporate governance requirements and the rules and regulations of Nasdaq, establishes criteria for prospective members of our Board of Directors, conducts candidate searches and interviews and recommends individuals to fill vacant director and committee positions to our Board of Directors.	• Mr. Sullivan (chair) • Mr. Klayko • Mr. Shumate

Transaction Committee	Current Members:
The Transaction Committee has the authority to assist our Board of Directors in fulfilling its oversight responsibility with the review, and to the extent so delegated approval, of strategic transactions or capital investments that may arise between regularly scheduled meetings of the Board.	• Mr. Klayko (chair) • Mr. Ferdman • Ms. Wentworth

Executive Committee	Current Members:
The Executive Committee has the authority and power to exercise all duties of the Board between meetings, except as prohibited by law, when urgent action is required and such other functions which from time to time may be assigned to it by the Board. The Executive Committee is responsible for reporting to the full Board at its next regular meeting all actions taken or items discussed at any Executive Committee meetings.	• Mr. Shumate (chair) • Mr. Duncan • Mr. Gamble • Mr. Nielsen

Each of the committees, other than the Executive Committee, operates pursuant to a written charter which is available on our website at www.cyrusone.com in the "Corporate Governance" section.

Under our corporate governance guidelines, the composition of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee must comply with applicable SEC rules and Nasdaq listing standards. Our corporate governance guidelines define "independent director" by reference to applicable rules and regulations of the SEC and listing standards of Nasdaq, which generally deem a director to be independent if the director has no relationship that may interfere with the exercise of independent judgment in carrying out such director's responsibilities, and which further impose heightened requirements of independence for members of the Audit and Compensation Committees.

Each of our committees, other than the Executive Committee, consists entirely of independent directors, and each of the members of the Audit Committee and the Compensation Committee meets applicable heightened requirements for service on such committees.

2021 Proxy Statement	23

Corporate Governance

Board and Committee Evaluations

The Board and each of its committees perform an annual performance evaluation, with each director performing a self-evaluation of his or her Board and committee experiences. The Nominating and Corporate Governance Committee oversees the annual performance evaluation process and considers various methods of performing the same. For 2020, the self-evaluations were conducted through questionnaires prepared by the Corporate Secretary and discussions with the Chair of the Nominating and Corporate Governance Committee. Generally, the evaluation process described below is managed by the Corporate Secretary's office with oversight by the Nominating and Corporate Governance Committee to ensure the process remains as thorough and transparent as possible. The annual evaluation includes a review of each Committee's charter.

Nomination of Directors

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all incumbent directors, and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. In addition to considering incumbent directors, the Committee may identify director candidates based on recommendations from any qualified individual or group, including, but not limited to, stockholders, the incumbent directors and members of management. The Committee has, and may in the future, engage the services of third-party search firms to assist in identifying or evaluating director candidates. When evaluating candidates, the Nominating and Corporate Governance Committee will consider such individual's potential contribution to the Board's diversity of experience, profession, expertise, skill and background (including with respect to race, ethnicity and gender).

The Committee evaluates annually the effectiveness of the Board as a whole, its committees, and of each individual director and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience.

24	2021 Proxy Statement

Corporate Governance

The Board of Directors considers director candidates based on a number of attributes, including:

•

Established leadership reputation in his/her field

•

Reputation for good business judgment

•

Active in business or academia

•

Knowledge of business on a national/global basis

•

Meets high ethical standards

•

Commitment to regular Board / committee meeting attendance

•

Familiarity with data center facilities and operations

•

Whether the candidate would contribute to Board's diversity of experience, profession, expertise, skills and background (including with respect to race and gender)

Candidates also are evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The Committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function. As listed above, diversity characteristics of the Board as a whole and of a particular candidate are one of several factors considered by the Committee when evaluating director candidates. However, a candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The Committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the Board of Directors.

The Committee will consider appropriate director candidates recommended by a stockholder, evaluating such candidates on the same basis as any other candidate. We did not receive any recommendations of director candidates or director nominations by stockholders for the 2021 annual meeting.

Recommendations for nominations should be addressed to CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Corporate Secretary, indicating the candidate's qualifications and other relevant biographical information and providing confirmation of the candidate's consent to serve as a director, if elected. Stockholders may also nominate qualified individuals for election to the Board by complying with the advance notice and other requirements of our current Bylaws regarding director nominations. These requirements are also described under "Stockholder Proposals."

Majority Voting Resignation Policy for Election of Directors

Our corporate governance guidelines provide that, as a condition to nomination, each director will agree to offer to resign if at a meeting of the stockholders relating to an uncontested election, the director receives a greater number of votes "withheld" than votes "for" such election. The Nominating and Corporate Governance Committee will consider the offer and recommend to the Board whether to accept or reject the offer to resign within 60 days following the certification of the stockholder vote. No later than 90 days following the certification of the stockholder vote, the Board will decide whether to accept the offer to resign. Any director who offers to resign is prohibited from participating in the Nominating and Corporate Governance Committee's deliberations or recommendation, or in the Board's deliberations and determination, regarding whether to accept his or her offer of resignation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

2021 Proxy Statement	25

Corporate Governance

Corporate Governance Materials Available on Website

We have adopted corporate governance guidelines and a code of business conduct and ethics that applies to all of our executive officers and employees and to each member of the Board of Directors. We anticipate that any amendments or waivers of our code of business conduct and ethics will be posted on our website. The following documents are available on our website at www.cyrusone.com in the "Corporate Governance" area of the "Investors" tab:

• Corporate Governance Guidelines	• Compensation Committee Charter
• Code of Business Conduct and Ethics	• Nominating and Corporate Governance Committee Charter
• Audit Committee Charter	• Transaction Committee Charter

Copies of the documents listed above are also available in print to any stockholder who requests them. Requests should be sent to CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Corporate Secretary.

Contacting the Board of Directors

Any person may contact the Board of Directors, any committee of the Board, the independent directors as a group, or any individual director(s), via mail at the address listed below.

  [Board of Directors / independent directors / committee / individual director name]
  c/o Corporate Secretary
  CyrusOne Inc.
  2850 N Harwood Street, Suite 2200
  Dallas, Texas 75201

  Any person may contact the Board of Directors via e-mail at: boardofdirectors@cyrusone.com

The Audit Committee has adopted a process for anyone to send communications to the Audit Committee with concerns or complaints concerning our Company's regulatory compliance, accounting, audit or internal controls. Any party may contact the Audit Committee via mail or email at the address listed below:

  Chair
  Audit Committee
  CyrusOne Inc.
  2850 N Harwood Street, Suite 2200
  Dallas, Texas 75201

  auditcommittee@cyrusone.com

Alternatively, anyone may call our toll-free ethics and compliance helpline at 1-844-348-5823 or visit www.cyrusone.ethicspoint.com.

Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.

In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded.

26	2021 Proxy Statement

Board Compensation for 2020

Board Compensation for 2020

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. The Compensation Committee periodically reviews non-employee director compensation with the advice of its independent compensation consultant and makes recommendations to the Board for any changes it considers appropriate. In 2020, based on this review, a comparison of the Company's non-employee director compensation program with those of Company's peer group and the advice of its independent compensation consultant, the Compensation Committee recommended, and the Board approved, the first increase to our non-employee director compensation since 2017, increasing the cash retainer from $75,000 to $85,000, the equity retainer from $125,000 to $150,000 and modestly increasing committee retainers.

Non-Employee Director Compensation Program

Compensation Component	Amount

ANNUAL BOARD RETAINER:

Cash	$85,000

Equity (restricted stock with 1-year vesting requirement)	$150,000

CHAIRPERSON RETAINERS:

Independent Chairperson of the Board	$150,000

Audit Committee Chair	$30,000

Compensation Committee Chair	$25,000

Nominating and Corporate Governance Committee & Transaction Committee Chairs	$20,000

COMMITTEE MEMBER RETAINERS:

Audit Committee Member	$12,500

Compensation Committee Member	$12,500

Nominating and Corporate Governance Committee & Transaction Committee Members	$10,000

PER-MEETING FEES	$—

BOARD COMPOSITION:

Number of Board Members	8

Number of Independent Members	7

Independent Chairperson of the Board	Yes

BOARD STOCK OWNERSHIP POLICIES:

Director Stock Ownership Guidelines	5x Annual Cash Retainer

Pledging and Hedging	Prohibited

Our non-employee directors have five years from the time they are elected to meet the minimum stock ownership requirements. As of December 31, 2020, each of our non-employee directors has met the minimum requirements for stock ownership. Directors are also covered by our written policy that prohibits hedging and pledging of Company securities, as described under "Other Compensation-Related Policies" of this proxy statement.

2021 Proxy Statement	27

Board Compensation for 2020

The following table summarizes the compensation that we paid to our non-employee directors in 2020. Our President and CEO does not receive compensation for his service as a director, and his compensation for service as our President and CEO is disclosed in the Summary Compensation Table.

2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Alex Shumate	213,750	150,051	363,801

William E. Sullivan	108,750	150,051	258,801

Lynn A. Wentworth	127,500	150,051	277,551

T. Tod Nielsen	102,500	150,051	252,551

John W. Gamble, Jr.	91,250	150,051	241,301

David H. Ferdman	88,750	150,051	238,801

Michael A. Klayko	117,500	150,051	267,551

(1)
Reflects the aggregate grant date fair value of the restricted stock awards granted in 2020, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (FASB ASC 718). The assumptions used in the calculation of the grant date fair value are set forth in Note 16 to the financial statements in our annual report on Form 10-K filed with the SEC on February 19, 2021.

As of December 31, 2020, each of our non-employee directors held 2,139 shares of unvested restricted stock and no stock options.

28	2021 Proxy Statement

Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee is responsible for the Company's executive compensation philosophy and policies, as well as the annual executive compensation program that flows from them. This section of the Proxy Statement contains a detailed explanation of the compensation arrangements for our NEOs for 2020.

CyrusOne's Named Executive Officers
Bruce W. Duncan(1) President & Chief Executive Officer

Katherine Motlagh(2) Executive Vice President & Chief Financial Officer

John P. Hatem(3) Executive Vice President & Chief Operating Officer

Robert M. Jackson Executive Vice President, General Counsel & Secretary

Gary J. Wojtaszek(1) Former President & Chief Executive Officer

Venkatesh S. Durvasula(1) Former Interim President and Chief Executive Officer

Diane M. Morefield(2) Former Executive Vice President & Chief Financial Officer

Kevin L. Timmons(4) Former Executive Vice President & Chief Technology Officer
(1)
Mr. Duncan was appointed President and Chief Executive Officer, effective July 6, 2020, at which time Mr. Durvasula transitioned to the position of Consultant to the President and Chief Executive Officer, until August 1, 2020, at which time he departed from the Company. Mr. Durvasula had served as interim President and Chief Executive Officer since February 20, 2020, when Mr. Wojtaszek had stepped down from the position of President and Chief Executive Officer.

(2)
Ms. Motlagh was appointed Executive Vice President and Chief Financial Officer, effective October 30, 2020. Pursuant to her previously announced retirement, on October 30, 2020, Ms. Morefield stepped down from her role as Executive Vice President and Chief Financial Officer, and remained a full-time employee through December 31, 2020. Ms. Morefield then transitioned to a part-time employee role until she departed the Company on March 1, 2021.

(3)
Mr. Hatem joined CyrusOne as Executive Vice President and Chief Operating Officer, effective October 1, 2020.

(4)
Mr. Timmons departed from the Company, effective September 1, 2020.

2021 Proxy Statement	29

Executive Compensation

Executive Summary

Our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to our vision and strategy. A key objective of our executive compensation program is to create an ownership culture that aligns pay to performance and overall stockholder value creation. We believe that the amount of compensation for each of our NEOs reflects their extensive management experience and continued high performance and incentivizes exceptional service to CyrusOne. We also believe that our compensation strategies have been effective in attracting executive talent and promoting performance and the creation of stockholder value.

2020 PERFORMANCE HIGHLIGHTS

12%	(3)%	7%	15.2%	$156.8M	$101M

Y-o-Y Growth in Normalized FFO*	Y-o-Y Growth in Net Income per share	Y-o-Y Growth in Normalized FFO* per share	Total Stockholder Return (TSR) for 2020	Annualized GAAP Revenue Signed* Company Record	12/31/20 Backlog*

*
See Appendix A for definitions and a reconciliation of Normalized FFO to GAAP net income.

Stockholder Engagement

Last year, our Say-on-Pay proposal received the support of 91.7% of votes cast. While we were encouraged by the significant level of support, we have continued our robust stockholder outreach efforts. Since 2017, our Board, primarily through the Compensation Committee, has engaged in annual outreach to our largest stockholders, who collectively hold over 60% of our outstanding stock, in order to solicit feedback on our compensation program and structure, as well as other matters, including those relating to environmental, social and corporate governance.

Informed by feedback from our stockholders, we made several significant changes to our compensation program in 2020 and 2021, including the following:

COMPONENT	2020 MODIFICATIONS

LTI Awards

•

Eliminated the interim annual accelerated vesting feature from our performance-based awards, so that the awards cliff-vest at the end of the three-year performance period

•

Added a second TSR metric to our performance-based awards, which measures our TSR performance against a real estate technology peer group

•

Increased the level of performance required to achieve a target payout, expanded the bands at the threshold and maximum levels, and added an absolute TSR outperformance component

2021 MODIFICATIONS

Annual Incentive Bonus

•

Replaced NFFO metric with NFFO per share (30% weighting)

•

Added sustainability metric (10% weighting)

•

Added customer sales bookings metric (10% weighting), which we believe to be a key indicator of the underlying strength of our business

•

Retained revenue and individual performance metrics (30% and 20% weighting, respectively)

LTI Awards

•

Increased portion of 2021 awards that are subject to performance-vesting conditions to 70% of total grant value, applicable to all NEOs

•

Added performance- and time-based LTIP units as alternatives to PRSUs and RSUs, respectively; LTIP units are profits interests with respect to our operating partnership, which remain subject to the same performance- and time-based vesting conditions of stock awards and which only provide value to our NEOs if the value of our business increases

30	2021 Proxy Statement

Executive Compensation

Our sustainability metric in particular is intended to supplement, and drive progress towards, our 2021 sustainability initiatives and projects, which have themselves been an important area of interest for our stockholders. Achievement against this metric will be measured based on, among other things, our progress against our goals of having zero carbon footprint by 2040 and further our "net positive water" initiative, by reducing our water usage in high stress regions and establishing low water use model facilities and related policies.

Alignment of Pay with Performance

Our executive compensation program provides significant alignment between pay and performance by linking a meaningful portion of our NEOs' compensation to the achievement of pre-established financial and strategic goals under our annual incentive bonus program and the Company's relative TSR under our long-term incentive grants. Variable pay, consisting of annual cash bonuses and LTI equity awards, constitutes the vast majority of our executive compensation. The following charts reflect the allocations of total target direct pay for our CEO and all other current NEOs as a group, excluding the sign-on component of the LTI grant for our CEO and CFO.

CEO Total Target Direct Compensation

Set forth below is a summary of the total target direct compensation for Bruce W. Duncan, who was named President & CEO in July 2020, excluding the sign-on component of Mr. Duncan's 2020 equity grant, which had a grant date value of $5 million and vests ratably over three years.

CEO Annual Cash		CEO Annual Equity		CEO Annual Total

Salary	Target Bonus	Performance-Based LTI Target Award	Time-Based LTI Award	Total Target Direct Compensation

$850,000	$1,275,000	$3,412,500	$1,462,500	$7,000,000

CEO Compensation Highlights

88%	70%	70%

of pay is variable and not guaranteed	of pay is equity-based	of total equity awarded as TSR-based performance equity

Total Target Direct Compensation—Other NEOs

	Annual Cash		Annual Equity		Annual Total

	Salary	Target Bonus	Performance-Based LTI Target Award	Time-Based LTI Award	Total Target Direct Compensation

Ms. Motlagh*	$500,000	$500,000	$700,000	$300,000	$2,000,000

Mr. Hatem*	$450,000	$450,000	$770,000	$330,000	$2,000,000

Mr. Jackson	$395,000	$395,000	$630,000	$270,000	$1,690,000

*
Based on their hire dates, Ms. Motlagh and Mr. Hatem did not receive an annual LTI grant in 2020. In connection with her hiring, Ms. Motlagh received a sign-on award of time-based restricted stock which had a grant date value of $1.25 million and vests ratably over three years.

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Executive Compensation

Compensation Objectives and Governance Highlights

Our fundamental objective is to be outstanding stewards of our stockholders' capital by creating value on a consistent, long-term basis. Our compensation philosophy is to incentivize thoughtful capital allocation and value creation for our stockholders by attracting and retaining talented executives with competitive pay packages intended to cultivate an ownership culture, to align the compensation for our executive officers with sustainable, consistent, balanced growth and to achieve specific short- and long-term goals set by the Compensation Committee. We use a combination of compensation programs to incentivize our executive officers to achieve growth and value creation over the short- and long-term. We supplement our pay for performance program with a number of compensation polices intended to encourage an ownership culture, align the interests of management with those of our stockholders and discourage excessive risk taking. These include:

DESIGN PRINCIPLES

WHAT WE DO:		WHAT WE DON'T DO:

✔	We link pay to performance; we reward our NEOs based upon the value they create	✘	We do not target pay based on the market median, but rather use it as an initial reference point

✔	The vast majority of NEO pay is variable, based on performance	✘	We set performance goals with a view to discouraging unnecessary or excessive risk-taking, and our policies reinforce this view

✔	We set rigorous and measurable performance goals at the beginning of the performance period across our annual incentive and long-term incentive plans, placing significant emphasis on multi-year, total stockholder return performance	✘	Other than limited exceptions for new hires, we do not guarantee incentive compensation under our annual cash bonus or long-term incentive plan

✔	We employ metrics for annual and long-term incentives that do not overlap and support both short- and long-term strategies and stockholder interests	✘	We do not use positive discretion in determining Company performance for purposes of our annual cash bonus or long-term incentive plan payouts

✔	Beginning in 2021, we added a sustainability goal to our annual cash bonus plan, to ensure that our performance is achieved in a way that aligns with our values	✘	We do not provide "single-trigger" change-in-control vesting on equity awards or severance

✔	We compensate fairly and competitively, but not excessively	✘	We do not have uncapped bonus amounts under our incentive plans

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GOVERNANCE PRACTICES

WHAT WE DO:		WHAT WE DON'T DO:

✔	We have robust stock ownership guidelines for our CEO (6x base salary) and directors (5x cash retainer)	✘	We do not provide NEOs with tax gross-ups on executive or severance benefits, including upon a change in control

✔	We maintain a clawback policy, whereby we can recoup incentive compensation in the event of certain financial restatements	✘	We do not re-price outstanding stock options, whether vested or unvested

✔	We prohibit pledging and hedging of our common stock	✘	We do not pay dividends on unvested performance awards; rather, such amounts are paid only if and to the extent that the applicable performance targets are in fact met (other than distributions equal to 1/10th of our dividend to allow for the payment of taxes in connection with our LTIP units)

✔	The Compensation Committee retains an independent compensation consultant	✘	We do not provide separate benefit plans for our NEOs; our NEOs participate in the same benefit plans available to salaried employees

✔	We perform an annual compensation risk assessment	✘	We do not provide pension benefits or supplemental retirement plans

✔	We engage with our stockholders on compensation and governance matters	✘	We do not provide excessive perquisites to our NEOs

How We Make Compensation Decisions

Role of the Compensation Committee

All compensation for the NEOs (including the CEO) is set by the Compensation Committee annually. The Compensation Committee also sets performance measures and targets and determines performance and payouts under our annual and long-term incentive plans. Individual base salaries, along with annual and long-term incentive targets, are determined by the Compensation Committee after taking into consideration a number of internal and external factors, including the external marketplace and peer group data, the executive's position and responsibility, the demand for executive talent in the marketplace, the Company's performance and the individual's performance and future potential. The Compensation Committee also considers the CEO's self-performance evaluation when setting the CEO's compensation, and when setting each of the other NEOs' compensation, the CEO's recommendations based on his assessment of their individual performance.

Use of Judgment

The Compensation Committee believes that the application of its collective experiences and judgment is as important a resource to setting executive compensation as the use of data and formulae. While market data provides an important tool for analysis and decision-making, the Compensation Committee believes that over-reliance on data can give a false illusion of precision. Consequently, the Compensation Committee also gives consideration and emphasis to an individual's personal contributions to the organization, as well as his or her skill set, qualifications and experience. The Compensation Committee also values and seeks to reward performance that develops talent within the Company, embraces the sense of urgency that we believe distinguishes the Company and demonstrates the qualities of imagination and drive that enables a Company executive to resolve long-term challenges and address important new issues. The Compensation Committee believes these and similar qualities and attributes are not easily correlated to typical compensation data, but also deserve consideration and weight in reaching compensation decisions.

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Executive Compensation

Role of Compensation Consultant

Since 2017, the Compensation Committee has engaged FPL Associates, L.P. ("FPL") to assist in the performance of its duties and to make recommendations to the Compensation Committee with respect to NEO and director compensation. FPL assisted the Compensation Committee in development of the peer group framework for 2020 and advised the Committee on the 2020 base salaries, target bonuses and long-term incentive ("LTI") awards for our NEOs, including with respect to our newly hired NEOs. The Compensation Committee also worked with FPL to conduct a competitive market assessment of the compensation elements for each of our executive officers and the design of our annual incentive plan and long-term incentive awards, compared to our peer groups. FPL did not perform any other work for the Company in 2020.

In connection with the engagement of FPL, the Compensation Committee conducts an annual evaluation of the independence of FPL and its individual consultants, which includes reviewing information from FPL and the Company's directors and executive officers addressing any potential conflicts of interest. For 2020, as with prior years, the Compensation Committee concluded that FPL and its individual consultants are independent and that their work did not raise any conflicts of interest.

Peer Groups and Use of Data

The Compensation Committee believes that data plays an important role in the design and implementation of optimal compensation programs and considers a number of types of internal and external data in making both individual and plan-level compensation decisions. In particular, the Compensation Committee uses peer groups to maintain an awareness of market data and pay practices, but does not target any element of compensation at a particular percentile or percentile range of the peer group data. The Compensation Committee uses the median (50th percentile) of the peer group data as the starting reference point and indicator of competitive market trends when assessing and determining pay for our executive officers. We believe this use of peer group data is consistent with how stockholders and proxy advisory firms use such data.

The Compensation Committee evaluates the members of our peer group and the use of peer data each year to ensure that they continue to be appropriate. In the second half of 2017, after soliciting and receiving feedback from our stockholders, the Compensation Committee, with the assistance of FPL, determined it was necessary and appropriate to revise our compensation peer groups to take into account our size and our complex business model as other REITs, both in the data center sector and in other sectors, are not always comparable to us because of differences in underlying business fundamentals and operations. Based on a review of market data, with the assistance of FPL, the Compensation Committee determined to use two peer groups for reference points in evaluating and determining compensation, an approach the Compensation Committee continued to use in 2020:

•
a size-based peer group, comprised of high growth REITs of similar size (0.5x to 2x of our total capitalization) and asset focus (such as data center/industrial or specialty); and

•
a technology real estate peer group.

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The table below identifies the companies in each of these peer groups:

SIZE-BASED REIT PEER GROUP
• Alexandria Real Estate Equities, Inc.	• Iron Mountain Incorporated
• American Campus Communities, Inc.	• JBG SMITH Properties
• Americold Realty Trust	• Medical Properties Trust, Inc.
• CoreSite Realty Corporation	• MGM Growth Properties LLC
• CubeSmart	• Regency Centers Corporation
• EPR Properties	• STORE Capital Corporation
• Healthcare Trust of America, Inc.	• Sun Communities, Inc.
• Invitation Homes Inc.

TECHNOLOGY REAL ESTATE PEER GROUP
• American Tower Corporation	• QTS Realty Trust, Inc.
• CoreSite Realty Corporation	• SBA Communications Corporation
• Crown Castle International Corp.	• Switch, Inc.
• Digital Realty Trust, Inc.	• Uniti Group Inc.
• Equinix, Inc.	• Zayo Group Holdings, Inc.

There were no changes to the technology real estate peer group for 2020. There were three additions (American Campus Communities, Inc., Americold Realty Trust and Cubesmart) and two deletions (Extra Space Storage, Inc. and Mid-America Apartment Communities, Inc.) made to the sized-based REIT peer group for 2020, which were made to better align our relative ranking with the total capitalization market median and to align focus on high-growth REITs.

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2020 Executive Compensation Components

	Component	Objective	Key features

Fixed Compensation	Base Salary	To provide salary levels sufficient to attract and retain high-performing executives.

•

Fixed cash salary that is both market-derived and market-driven.

•

Adjustments considered as appropriate based on performance, market data and other factors described below; we do not provide guaranteed salary increases.

Variable Compensation	Annual Incentive Bonus	To encourage executives to pursue annual goals that will benefit the Company and stockholders in both the short- and long-term.

•

80% of our annual cash bonus awards are tied to achievement of financial goals—for 2020, 30% was tied to revenue and 50% was tied to Normalized FFO.

•

20% of our annual cash bonus awards are tied to individual performance.

	Long-Term Incentive*	To promote executive retention and the achievement of long-term stockholder value and to create an ownership culture that closely aligns the compensation of our executives with the returns realized by our stockholders.

•

70% of the target LTI award for our CEO (60% for other NEOs) consists of performance-based restricted stock, which cliff vests following a three-year performance period, contingent upon achievement of relative TSR goals. The performance-based component was increased to 70% for all NEOs beginning with the 2021 LTI grants.

•

30% of the target LTI award for our CEO (40% for other NEOs) consists of time-based restricted stock, which vests ratably over three years. Beginning with the 2021 LTI grants, the time-based component was decreased to 30% for all NEOs.

*As discussed below, the Compensation Committee implemented certain design changes effective with the 2020 LTI grants, including the addition of a second TSR metric and the elimination of the annual vesting feature for performance awards.

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Base Salary

Policy and Process. Base salary, which under our compensation program is market-derived and market-driven, represents the fixed component of our executive officer compensation program, which is paid in cash. The main purpose of base salary compensation is to provide cash compensation levels sufficient to attract and retain high-performing executive officers. Because one of the primary objectives of our executive compensation program is to align our NEOs' compensation with the interests of our long-term investors by awarding a significant portion of total compensation in the form of equity-based awards with multi-year performance periods, base salary is targeted to be approximately 10% to 25% of total target annual compensation opportunity for each of the NEOs. The percentage of actual pay will vary from year to year based on each NEO's performance, as well as the Company's performance, within that year, and payouts under our incentive plans. On a regular basis, and otherwise as appropriate, the Compensation Committee reviews the base salary of each of the executives and considers adjustments to executive officer base salaries based primarily on the individual's performance, but also takes into account the base salary paid to similarly situated executives of the peer group companies and other factors, such as Company performance.

2020 Base Salaries. The table below summarizes the base salaries approved for each of our NEOs for 2020.

	2020 Base Salary ($)	2019 Base Salary ($)	2020 vs. 2019 Change (%)

Mr. Duncan	850,000	—	—

Ms. Motlagh	500,000	—	—

Mr. Hatem	450,000	—	—

Mr. Jackson	395,000	352,000	12%

Mr. Wojtaszek	800,000	800,000	—

Mr. Durvasula(1)	700,000	550,000	27%

Ms. Morefield	550,000	475,000	16%

Mr. Timmons	475,000	475,000	—

(1)
Mr. Durvasula's base salary increased to $700,000 in connection with his appointment as interim President and Chief Executive Officer, effective as of February 26, 2020, in order to reflect the enhanced duties and responsibilities associated with such appointment.

Annual Incentive Bonus Opportunity

Policy and Process. Our annual incentive bonuses are designed to encourage our executive officers to pursue annual goals that will inure to the benefit of our Company and stockholders in both the short-and long-term. Annual incentive bonus opportunities are intended to reward NEOs whose contributions improve the operational performance of our existing portfolio and the Company, enhance short-term strategic goals and generate new business opportunities and investments, all of which are intended to create stockholder value over the long-term. The Compensation Committee reviewed the bonus targets as a percentage of base salary in February 2020 as part of its annual compensation review and determined no adjustments were necessary for our NEOs serving at that time.

In the case of our newly hired NEOs, the Compensation Committee calibrated the approach based on the timing of their appointment. In the case Mr. Duncan, who joined us halfway through the year, he was made a participant in our ongoing bonus program, with a target of 150% of base salary, but with a minimum bonus for 2020 equal to his target bonus, prorated for the number of days Mr. Duncan was employed with us. Since Mr. Hatem joined us during the fourth quarter of the year, it was determined to instead provide him with a sign-on bonus equal to his target bonus amount (100% of base salary), prorated for the number of days Mr. Hatem was employed with us. However, as a result of Mr. Hatem's

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performance during 2020, the Compensation Committee determined to provide him with a prorated bonus amount based on the actual Company performance. In the case of Ms. Motlagh, since she was also joining the Company in the fourth quarter, and since she would forgo a 2020 annual bonus from her former employer in accepting the Company's offer, the Compensation Committee determined that it was necessary and appropriate to provide Ms. Motlagh with a sign-on bonus of $400,000 (equal to 80% of her annual target bonus amount) in order to incentivize her to accept the Company's offer. Each of Messrs. Durvasula and Timmons and Ms. Morefield received an annual bonus pursuant to the terms of their respective separation agreement or transition and retirement agreement, as applicable, as discussed in more detail below.

The table below depicts the annual incentive bonus opportunity for each NEO for 2020:

Name(1)	Threshold (25% of Target) ($)(2)	Target ($)(2)	Maximum (200% of Target) ($)(2)

Mr. Duncan(3)	612,981	1,275,000	2,550,000

Mr. Jackson	98,750	395,000	790,000

Mr. Durvasula(4)	306,250	1,225,000	2,450,000

Ms. Morefield(4)	137,500	550,000	1,100,000

Mr. Timmons(4)	118,750	475,000	950,000

(1)
As described above, Ms. Motlagh's and Mr. Hatem's 2020 bonus opportunities were determined pursuant to their respective offer letters.

(2)
Amounts in the table above assume annualized 2020 base salary rates. The actual bonus of our NEOs who are current executive officers was calculated using actual salary earned for 2020, as reported in the "Salary Column" of the "2020 Summary Compensation Table".

(3)
Per his employment agreement, Mr. Duncan's 2020 bonus would not be less than his target bonus, prorated for the number of days Mr. Duncan was employed with us.

(4)
Each of Messrs. Durvasula and Timmons and Ms. Morefield received an annual bonus pursuant to the terms of their respective separation agreement or transition and retirement agreement, as applicable, as discussed in more detail below.

Financial Goals (weighted 80%). The following graphs show the threshold, target, maximum and actual performance levels for each financial component of the 2020 bonus plan, in millions:

Revenue: The Compensation Committee considers revenue to be an important indicator of financial performance. It also is a metric typically evaluated by investors and analysts and is used by many of our peers to evaluate performance. The revenue target established for 2020 was approximately 5% higher than the actual revenue results for 2019 ($1,028.9M vs. $981.3M). Actual revenue for 2020 was $1,033.5 million.	Revenue (30%)

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Normalized FFO(1): The Compensation Committee considers Normalized Funds From Operations ("Normalized FFO" or "NFFO") to be an important indicator of the Company's overall financial performance. It also is a metric typically used by investors and analysts, as well as many of our peers, to evaluate performance. The Normalized FFO target established for 2020 was approximately 11% higher than the actual Normalized FFO results for 2019 ($455.7M vs. $409.0M). Actual Normalized FFO for 2020 was $459.4 million.	NFFO (50%)
(1) Normalized FFO is a non-GAAP financial measure calculated from the Company's financial statements as set forth in Appendix A.

In determining payouts, the following sliding scale is applied to the financial performance targets, with data between points interpolated on a straight-line basis.

Performance Percentage of Target	Payout Percentage

<80%	0%

80%	25%

90%	50%

100%	100%

115%	200%

Based on this, the Company's performance relative to the financial goals resulted in a weighted payout of 103.5% of target on the financial component, which accounts for 80% of each NEO's bonus.

Individual Performance. The remaining 20% of each NEO's annual bonus is based on individual performance. For 2020, the Compensation Committee determined to pay the individual component at 100% of target for all executives other than Mr. Jackson, who was paid at 145% of target on his individual component.

2020 Annual Incentive Bonus Payouts. The following table sets forth the award earned by each NEO under, as applicable, the 2020 annual incentive bonus plan or pursuant to his or her offer letter, separation agreement or transition and retirement agreement, as applicable (and, for reference, under the 2019 annual incentive bonus plan):

	2020		2019

Name	($)	% of Target(1)	($)	% of Target(1)

Mr. Duncan	634,190	103.5%	—	—

Ms. Motlagh(2)	400,000	—	—	—

Mr. Hatem(2)	111,021	103.5%	—	—

Mr. Jackson	450,000	112.4%	581,504	165.2%

Mr. Wojtaszek(3)	—	—	2,312,800	165.2%

Mr. Durvasula(3)	716,257	—	908,600	165.2%

Ms. Morefield(3)	553,846	100.0%	784,700	165.2%

Mr. Timmons(3)	316,667	—	760,873	165.2%

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(1)
For Messrs. Duncan, Hatem and Jackson and Ms. Morefield for 2020 and for all NEOs for 2019, target bonus and percentage of Target are based on actual salary earned during the fiscal year as presented in the Summary Compensation Table. Per his employment agreement, Mr. Duncan's 2020 bonus would not be less than his target bonus, prorated for the number of days Mr. Duncan was employed with us.

(2)
As discussed above, as a result of joining the Company near the end of the annual bonus cycle, the offer letters with each of Ms. Motlagh and Mr. Hatem provided for a specified bonus amount for 2020, which was fixed at $400,000 in the case of Ms. Motlagh and 100% of target for Mr. Hatem, prorated for the number of days Mr. Hatem was employed with us. As discussed above, based on his performance in 2020, the Compensation Committee determined that Mr. Hatem's bonus should be based on actual Company performance, instead of target performance.

(3)
The separation agreements with each of Messrs. Durvasula and Timmons, and the transition and retirement agreement with Ms. Morefield, provided for a prorated target bonus. In the case of Ms. Morefield, based on her providing services through the end of the year, the Compensation Committee determined that her amount should be paid without proration. Mr. Wojtaszek's separation agreement did not provide for a 2020 bonus payment, although the Company agreed to pay him a consulting payment equal to his pro-rated target bonus amount in respect of certain consulting services, which amount is reflected in the Summary Compensation Table below.

Long-Term Incentives

Policy and Purpose. The third component of NEO compensation is targeted toward providing rewards for long-term stockholder value creation. We believe that outstanding long-term performance is achieved through an executive compensation program that awards a significant portion of total compensation in the form of equity-based awards with multi-year performance periods, which encourages a focus on long-term stockholder value creation. Accordingly, at the target level, long-term incentive awards constitute the highest percentage each of our NEOs' annual target compensation.

Annual 2020 LTI Awards. The LTI awards granted to our NEOs in 2020 consisted of a performance-based restricted stock unit ("PRSU") component (70% for Mr. Duncan, 60% for our other NEOs), which cliff vests based upon achievement of specified TSR goals described below over a three-year performance period (2020-2022), and a time-based restricted stock unit ("RSU") component (30% for Mr. Duncan, 40% for our other NEOs), which vests ratably over three years.

Following a review of our LTI program, with the assistance of FPL, and informed by feedback from our stockholders we made several changes, effective with our 2020 LTI grants, as summarized below and in the table that follows:

•
We added a second TSR metric to the PRSU awards and, as a result, 75% of the PRSU awards granted in 2020 vest based on the Company's TSR performance compared to that of the MSCI US REIT Index and the remaining 25% of such awards vest based on the Company's TSR performance compared to that our Real Estate Technology Peer Group (as set forth above). The Compensation Committee believes that the use of these two metrics provides an appropriate balance of incentives. The MSCI US REIT Index component rewards our executives for performance and returns to stockholders compared to other companies with whom we compete for investors and the Real Estate Technology Peer Group component rewards our executives for performance and returns to stockholders compared to our industry and other companies with whom we compete for customers and key talent. The Compensation Committee also believes that TSR is widely accepted by investors and results in a strong alignment between executive pay and performance.

•
We eliminated the interim annual accelerated vesting feature from our PRSU awards, so that the awards will cliff-vest at the end of the three-year performance period, generally subject to the achievement of the performance criteria and the NEO's continued employment. This enhances the retentive power of the program and ensures that the awards are only earned based on long-term, sustained performance.

•
We modified the performance curve, increasing the level of performance required to achieve a target payout, and expanding the bands at the threshold and maximum levels. We also added an absolute

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  TSR outperformance component, to reward our executives for exceptional performance against the market and our peer group and where strong absolute returns are provided to stockholders. We also maintained the modifier that reduces the payout when our TSR is negative, even where we have outperformed our peers.

In determining 2020 LTI award values, the Compensation Committee considered the market and peer data provided by FPL, individual and Company performance in 2019 and the value of the other components that make up each NEO's target total direct compensation. Based on Mr. Duncan's hire date, the Compensation Committee determined it was appropriate to provide him with a 2020 annual LTI grant generally aligned with those previously provided to the NEOs, except that given his position as President and Chief Executive Officer, the Compensation Committee set a higher portion of the award as PRSUs. Mr. Duncan also received a sign-on award of RSUs with three-year ratable vesting as part of his appointment. Based on their hire dates, Ms. Motlagh and Mr. Hatem did not receive annual LTI grants in 2020, and will receive their first such grants in 2021, although Ms. Motlagh received a sign-on

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award of RSUs with three-year ratable vesting. In the case of Mr. Durvasula, in light of his status as interim President and Chief Executive Officer, the Compensation Committee determined to defer action on a 2020 LTI grant pending completion of the CEO search and as such Mr. Durvasula did not receive a 2020 annual LTI grant.

The grant date fair value of the annual LTI awards to our NEOs made in 2020, as determined in accordance with FASB ASC 718, was:

	Performance Share Units (at target) ($)(1)	Time-Based Restricted Stock ($)

Mr. Duncan(2)	7,030,462	1,462,513

Ms. Motlagh(2)	—	—

Mr. Hatem(3)	—	—

Mr. Jackson	737,366	320,024

Mr. Wojtaszek(3)	—	—

Mr. Durvasula(3)	—	—

Ms. Morefield(4)	1,106,043	480,036

Mr. Timmons(5)	1,106,043	480,036

(1)
Reflects FASB ASC 718 value. For the actual number of units granted, see "Executive Compensation Tables—2020 Grants of Plan-Based Awards Table".

(2)
Mr. Duncan and Ms. Motlagh each received a sign-on grant of restricted stock with a three-year ratable vesting schedule in connection with their appointments. These awards had grant date values of $5,000,028 and $1,250,047, respectively.

(3)
Mr. Hatem did not receive an LTI grant in 2020 due to the timing of his appointment. He will receive his first LTI grant in 2021. Messrs. Wojtaszek and Durvasula did not receive LTI grants in 2020.

(4)
In connection with her retirement and transition, Ms. Morefield received full vesting of all of her time-based equity awards and remained eligible to vest in a portion of her performance-based awards, based on pro-ration through March 1, 2021 and the achievement of the applicable performance criteria.

(5)
In connection with his departure on September 1, 2020, Mr. Timmons received full vesting on his time-based equity awards that would have vested prior to the first anniversary of his departure date and remained eligible to vest in a portion of his performance-based awards, based on pro-ration through his departure and the achievement of the applicable performance criteria.

Annual Target LTI Award Values for Current NEOs

	Annual Target LTI Award

	Performance-Based LTI Target Award	Time-Based LTI Award	Total Target LTI Award Value

Mr. Duncan	$3,412,500	$1,462,500	$4,875,000

Ms. Motlagh	$700,000	$300,000	$1,000,000

Mr. Hatem	$770,000	$330,000	$1,100,000

Mr. Jackson	$630,000	$270,000	$900,000

LTI Payout Determinations

In February 2021, the Compensation Committee certified the performance results under outstanding performance awards granted in 2018 and 2019 based upon the performance period ending December 31, 2020, as described below. Our performance awards granted prior to 2020 vest over a three-year period contingent upon TSR achievement relative to the MSCI US REIT Index for the applicable one-, two- and three-year performance period(s). As described above, PRSU awards granted in 2020 cliff vest upon the third anniversary of the applicable grant date, subject to achievement of

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specified TSR goals over a three-year performance period (2020-2022). Since the Compensation Committee eliminated the annual vesting feature of the PRSU awards granted in 2020, the Compensation Committee did not certify the performance results for PRSU awards granted in 2020 as the performance goals are cumulative and only need to be certified at the end of the three-year performance period. For purposes of the 2020 LTI awards, TSR is generally defined as (i) the trailing 60-day average closing stock price at the end of the performance period minus the trailing 60-day average closing stock price at the beginning of the performance period, divided by (ii) the trailing 60-day average closing stock price at the beginning of the performance period, with all stock prices adjusted for the reinvestment of dividends and stock splits. LTI awards granted prior to 2020 generally utilized the same definition of TSR, but with the 60-day periods replaced with one-month periods. For purposes of the LTI awards granted prior to 2020, TSR is generally defined as (i) the trailing one-month average adjusted closing stock price at the end of the performance period minus the trailing one-month average adjusted closing stock price at the beginning of the performance period, divided by (ii) the trailing one-month average adjusted closing stock price at the beginning of the performance period.

2018 LTI Performance Awards - Final Vesting Determination

The performance awards granted in 2018 vested in February 2021. These awards consisted of PRSUs, which vested over a three-year performance period ending in December 31, 2020 based upon achievement of TSR targets compared to the MSCI US REIT Index. Up to one-third of the total target award could be earned after each of the first year and first two years of the performance period, if actual performance over such periods met or exceeded the target performance for that period. Actual TSR for the 2018 awards for the three-year performance period ending December 31, 2020 was 30.2%, which exceeded the maximum performance threshold, resulting in achievement at 200%. Actual shares that vested for each NEO as a result of 2020 performance are as follows: Mr. Jackson-20,582; Mr. Wojtaszek-89,579; Ms. Morefield-35,082; and Mr. Timmons-31,178 Additional information about the 2018 PRSU awards is disclosed in the Outstanding Equity Awards at 2020 Fiscal Year End table.

2018 Awards Performance:

Performance Measure	Target	Maximum	Actual Cumulative Performance(1)	Payout%

TSR	≥ Index	> 2.0% above Index	> 2.0% above Index	200%

(1)
2020 is the third year for this performance award, in which up to 200% of the total target award may be earned (less any portion previously earned). TSR payout was based on the three-year performance period of January 1, 2018 through December 31, 2020.

2019 LTI Performance Awards

The performance awards granted in 2019 vest solely upon achievement of TSR targets compared to the MSCI US REIT Index. Up to one-third of the total target award can be earned after each of the first year and first two years of the performance period if actual performance over such periods meets or exceeds the target performance. Actual TSR for 2019 awards for the two-year performance period ending December 31, 2020 was 33.2%, which exceeded the MSCI US REIT Index, resulting in vesting of two-thirds of the total target award. Actual shares that vested for each NEO as a result of 2020 performance are as follows: Mr. Jackson-7,624; Mr. Wojtaszek-16,460; Ms. Morefield-11,436; and Mr. Timmons-6,356. Additional information about the 2019 PRSU awards is disclosed in the Outstanding Equity Awards at 2020 Fiscal Year End table.

2019 Awards Performance:

Performance Measure	Target	Maximum	Actual Cumulative Performance(1)	Payout%

TSR	≥ Index	> 2.0% Above Index	> Above Index	100%

(1)
Based on performance period of January 1, 2019 through December 31, 2020.

2021 Proxy Statement	43

Executive Compensation

2020 LTI Performance Awards

As discussed above, the annual vesting feature was eliminated, beginning with the 2020 LTI performance awards. The target and maximum number of shares that may be earned by the NEOs under the 2020 performance awards over the full three-year performance period are disclosed in the Grants of Plan-Based Awards Table for 2020.

Other Elements of Compensation

Retirement and Other Benefits

Benefits are established based upon a determination of what is needed to aid in attracting and retaining a talented and motivated work force. The Compensation Committee does not view benefits and perquisites for our NEOs as a key component of our executive compensation program. Our NEOs participate in benefit plans on the same terms as our other participating employees, and their total value remains a negligible percentage of each executive officer's total compensation package.

We do not provide perquisites or other personal benefits to our NEOs that are not available to all employees of the Company, other than offering an annual physical to certain of our executives and their spouses. We provide the following benefits to all employees of the Company: medical, dental, vision and disability insurance, parking at our corporate offices or public transportation credit, 401(k) employer match and group life insurance premiums. We do not maintain any defined benefit or supplemental retirement plans.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs and may revise, amend or add to any such benefits and perquisites in the future as it deems advisable.

Severance Benefits

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide the NEOs with severance protections provided in an employment agreement or severance agreement. Each NEO is entitled to certain severance benefits based on the nature of their termination. See "Employment Agreements and Severance Agreements" and "Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control" below for complete details of severance benefits payable to our NEOs who are current executive officers upon certain terminations of employment and those provided to our former NEOs.

Other Compensation-Related Policies

Stock Ownership Guidelines. The Company's corporate governance guidelines specify that the CEO is expected to hold shares worth at least six times his or her annual base pay, and each other NEO is expected to hold shares worth at least one and a half times his or her annual base pay. All individuals who are subject to the guidelines has five years from the time he or she first becomes subject to the guidelines in order to meet the ownership requirement. As of December 31, 2020, each of our NEOs has met the minimum requirements for stock ownership or has not yet been subject to the guidelines for five years.

Hedging and Pledging. The Company has a written policy prohibiting the purchase or sale of puts, calls, options or other derivative securities based on the Company's securities by directors, officers or employees, including Company securities granted to a director, officer or employee by the Company as part of the compensation of such individual or held directly or indirectly by the director, officer or employee. This prohibition also includes hedging or monetization transactions, such as exchange funds, equity swaps, collars and prepaid variable forward contracts, in which the stockholder continues to own the underlying Company security without all the risks or rewards of ownership. Directors and officers of

44	2021 Proxy Statement

Executive Compensation

the Company are also prohibited from pledging Company securities or from holding Company securities in a margin account, absent specific preapproval. This same prohibition applies to any employee as set out in the Company's policy on insider trading, and any exceptions to this prohibition must be authorized in advance in accordance with the pre-clearance requirements of such policy. No such pre-approvals have been requested or provided.

Clawback. The Company has a written clawback policy, allowing it to recover incentive payments and equity awards realized by our NEOs in the preceding three years in the event of a material restatement of the Company's financial statements, if the incentive payments or amount of equity awards received would have been lower if calculated based on the restated financials, and the executive engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement. To the extent that the SEC adopts final rules for clawback policies that require changes to our policy, we will revise our policy accordingly.

Repricing Prohibition. The Company maintains prohibitions on the re-pricing of underwater stock options, and cash buyouts of underwater stock options.

Double-Trigger Change in Control Benefits. Severance benefits under an executive's employment agreement or severance agreement, as applicable, are not payable, and equity awards do not vest upon a change in control unless the executive is terminated without cause or experiences a constructive termination, in each case, within 12 months following the change in control.

Employment Agreements

The Company has entered into a written employment agreement with each of Messrs, Duncan and Jackson, which govern their terms of employment and provide for pre-determined severance benefits in the event of certain terminations of employment. The Company has also entered into other letters with each of Ms. Motlagh and Mr. Hatem, that set forth the compensation and benefits each will receive in connection with their employment, as well as written severance agreements that provide for pre-determined severance benefits in the event of certain terminations of employment. Employment agreements and severance agreements allow the Company the flexibility to make changes in key positions with or without cause, and minimize the potential for disagreements or litigation, by establishing separation terms in advance, including arbitration provisions and the execution of appropriate releases, and perpetuation of important confidentiality and non-competition restrictions. The benefits specified in the employment agreements or severance agreements, including the severance and change in control payments, are important provisions designed to ensure the recruitment and retention of quality executive talent.

Information regarding the severance payable to our NEOs pursuant to their employment agreements, severance agreements and, in the case of our former NEOs, separation or transition and retirement agreements, including the treatment of outstanding equity awards can be found in "Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control".

Compensation Committee Analysis of Risk

The Compensation Committee engaged FPL to perform an annual assessment to determine whether the Company's compensation practices, plans and policies encourage unnecessary risk taking or create risks that are reasonably likely to have a material adverse effect on the Company. These assessments reviewed the material elements of executive and non-executive employee compensation. Based on these assessments, the Compensation Committee concluded these policies and practices do not encourage unnecessary risk taking or create risk that is reasonably likely to have a material adverse effect on CyrusOne.

2021 Proxy Statement	45

Compensation Committee Report

Compensation Committee Report

The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for the Company's other NEOs. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this proxy statement for the 2021 Annual Meeting of Stockholders for filing with the SEC.

Compensation Committee:
T. Tod Nielsen (Chair) Michael A. Klayko Lynn A. Wentworth

46	2021 Proxy Statement

Executive Compensation Tables

Executive Compensation Tables

2020 Summary Compensation Table

The following table sets forth the compensation paid to or earned by the Company's NEOs for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total($)

Bruce W. Duncan(6)	2020	408,654	612,981	13,493,003	—	21,209	37,498	14,573,345
President and Chief
Executive Officer

Katherine Motlagh(7)	2020	78,846	400,000	1,250,047	—	—	13,300	1,742,193
Executive Vice President
and Chief Financial Officer

John P. Hatem(7)	2020	107,308	111,021	—	—	—	14,736	233,065
Executive Vice President
and Chief Operating Officer

Robert M. Jackson	2020	400,269	—	1,057,391	—	450,000	21,255	1,928,915
Executive Vice President,	2019	352,000	—	699,547	—	581,504	22,713	1,655,764
General Counsel and Secretary	2018	344,616	—	716,671	—	453,686	14,088	1,529,061

Gary J. Wojtaszek(8)	2020	150,769	—	—	—	—	4,458,808	4,609,577
former President and	2019	800,000	—	3,978,260	—	2,312,800	17,868	7,108,928
Chief Executive Officer	2018	800,000	—	4,376,808	—	1,683,101	11,949	6,871,858

Venkatesh S. Durvasula(9)	2020	409,615	—	3,300,213	—	—	3,640,044	7,349,872
former Interim President and	2019	545,769	—	1,442,704	—	908,600	292,368	3,189,441
Chief Executive Officer	2018	472,116	—	1,221,438	—	527,117	18,229	2,238,900

Diane M. Morefield(10)	2020	553,846	553,846	3,320,777	—	—	19,670	4,448,139
former Executive Vice President	2019	475,000	—	1,049,240	—	784,700	21,282	2,330,222
and Chief Financial Officer	2018	463,462	—	1,221,438	—	610,147	13,888	2,308,935

Kevin L. Timmons(11)	2020	374,519	—	1,586,079	—	—	1,964,862	3,925,460
former Executive Vice President	2019	460,577	—	1,349,231	—	760,873	21,612	2,592,293
and Chief Technology Officer	2018	419,231	—	1,221,438	—	468,071	13,019	2,121,759

(1)
Reflects any amounts paid to each NEO that are considered "bonuses" pursuant to SEC guidance. For a detailed discussion regarding these amounts, see "Executive Compensation—2020 Executive Compensation Components—Annual Incentive Bonus Opportunity."

(2)
Reflects the aggregate grant date fair value of restricted stock and restricted stock unit awards, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of these awards are set forth in Note 16 to the financial statements in our Annual Report on Form 10-K filed with the SEC on February 19, 2021. As described below in the 2020 Grants of Plan-Based Awards Table, amounts reported in this column also include the incremental fair value related to award modifications with respect to time-based and performance-based equity awards held by Mr. Durvasula and Ms. Morefield.

2021 Proxy Statement	47

Executive Compensation Tables

  The amounts shown consist of time-based and performance-based restricted stock unit awards at target:

	Grant Date Fair Value—Performance-Based Restricted Stock Units ($)				Grant Date Fair Value—Time-Based Restricted Stock Units ($)

	Fiscal 2020		Fiscal 2019	Fiscal 2018	Fiscal 2020		Fiscal 2019	Fiscal 2018

Mr. Duncan	7,030,462				6,462,541
Ms. Motlagh	—				1,250,047
Mr. Hatem	—				—
Mr. Jackson	737,366		499,517	540,626	320,024		200,030	176,045
Mr. Wojtaszek	—		2,840,717	3,301,761	—		1,137,543	1,075,047
Mr. Durvasula	3,102,511	*	1,030,159	921,429	197,702	*	412,545	300,010
Ms. Morefield	2,281,007	*	749,222	921,429	1,039,770	*	300,019	300,010
Mr. Timmons	1,106,043		749,222	921,429	480,036		600,009	300,010

*
The amounts reported in this column with respect to Mr. Durvasula and Ms. Morefield include the incremental fair value related to award modifications with respect to time-based and performance-based equity awards held by Mr. Durvasula and Ms. Morefield. Mr. Durvasula did not receive any new equity award grants in 2020.

Assuming performance at maximum levels, the performance-based restricted stock unit awards valued at the closing stock price on the grant date are shown below (300% of target for awards granted in 2020 and 200% of target for awards granted in 2018 and 2019):

	Value of Performance-Based Restricted Stock Units Assuming Maximum Performance ($)

	Fiscal 2020		Fiscal 2019	Fiscal 2018

Mr. Duncan	10,237,586

Ms. Motlagh	—

Mr. Hatem	—

Mr. Jackson	1,440,109		1,200,075	1,056,062

Mr. Wojtaszek	—		6,825,046	6,450,077

Mr. Durvasula	—	*	2,475,063	1,800,057

Ms. Morefield	2,160,163	*	1,800,008	1,800,057

Mr. Timmons	2,160,163		1,800,008	1,800,057

*
The amounts reported in this column with respect to Mr. Durvasula and Ms. Morefield do not reflect the incremental fair value related to award modifications with respect to time-based and performance-based equity awards held by Mr. Durvasula and Ms. Morefield.
(3)
No option awards were granted in 2018, 2019 or 2020.

(4)
Reflects annual incentive plan awards earned for the year indicated. For a detailed discussion regarding our annual incentive plan, see "Executive Compensation—2020 Executive Compensation Components—Annual Incentive Bonus Opportunity".

48	2021 Proxy Statement

Executive Compensation Tables
(5)
The components of the "All Other Compensation" column for 2020 include the following:

	401(k) Match ($)	Insurance ($)(a)	Perquisites ($)(b)	Severance Payments ($)(c)	Total

Mr. Duncan	5,515	1,935	30,048	—	37,498

Ms. Motlagh	1,731	1,569	10,000	—	13,300

Mr. Hatem	3,219	1,517	10,000	—	14,736

Mr. Jackson	9,832	1,423	10,000	—	21,255

Mr. Wojtaszek	4,923	1,882	10,000	4,442,003	4,458,808

Mr. Durvasula	11,400	1,778	33,369	3,593,497	3,640,044

Ms. Morefield	8,049	1,621	10,000	—	19,670

Mr. Timmons	7,233	1,543	10,000	1,946,086	1,964,862

(a)
Reflects employer-paid life, long-term disability, short-term disability, and accidental death and dismemberment insurance.

(b)
Consists of a $10,000 payment to Mr. Duncan for reimbursement of attorney's fees and $10,048 in relocation expenses; $23,369 for relocation to Mr. Durvasula; and an annual physical for each executive and spouse ($10,000 per couple).

(c)
Reflects severance payments made to Mr. Wojtaszek, Mr. Durvasula and Mr. Timmons as part of their terminations during 2020. See "Separation Agreements—Messrs. Wojtaszek, Durvasula and Timmons" on page 55 of this Proxy Statement.
(6)
Mr. Duncan was appointed President & CEO, and a member of the board of directors, effective July 6, 2020.

(7)
Ms. Motlagh was appointed EVP and Chief Financial Officer effective October 30, 2020. Mr. Hatem was appointed EVP and Chief Operating Officer effective October 5, 2020.

(8)
Mr. Wojtaszek stepped down as President & CEO, and a member of the board of directors, effective February 20, 2020.

(9)
Mr. Durvasula served as the Company's EVP & President, Europe through February 20, 2020, and as the Company's President & CEO from February 20, 2020 through July 6, 2020.

(10)
In connection with her previously announced retirement, Ms. Morefield stepped down as Chief Financial Officer effective October 30, 2020. Ms. Morefield remained employed full-time through December 31, 2020 and part-time through March 1, 2021.

(11)
Mr. Timmons' employment was terminated effective September 1, 2020.

2021 Proxy Statement	49

Executive Compensation Tables

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each of the NEOs during 2020.

2020 Grants of Plan-Based Awards Table

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock/Unit Awards: Number of Shares of	Grant Date Fair Value of Stock/Unit

Name	Award Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock/Units (#)	Awards ($)(3)

Mr. Duncan	AIP	7/6/2020	6/26/2020			612,981
	PSUs	7/6/2020	6/26/2020				22,621	45,241	135,723		7,030,462
	RES	7/6/2020	6/26/2020							85,676	6,462,541

Ms. Motlagh	RES	11/2/2020	10/6/2020							17,584	1,250,047

Mr. Jackson	AIP	2/25/2020	2/25/2020	98,750	395,000	790,000
	PSUs	2/25/2020	2/25/2020				3,618	7,236	21,708		737,367
	RSUs	2/25/2020	2/25/2020							4,824	320,024

Mr. Durvasula	AIP	2/25/2020	2/25/2020	306,250	1,225,000	2,450,000
	PSUs - Modified(4)	2/21/2019									1,779,394
	RSUs - Modified(4)	2/21/2019									197,702
	PSUs - Modified(4)	2/26/2018									1,323,117

Ms. Morefield	AIP	2/25/2020	2/25/2020	137,500	550,000	1,100,000
	PSUs(5)	2/25/2020	2/25/2020				5,427	10,854	32,562		1,883,715
	RSUs(5)	2/25/2020	2/25/2020							7,236	881,248
	PSUs - Modified(5)	2/21/2019									397,292
	RSUs - Modified(5)	2/21/2019									158,522

Mr. Timmons	AIP	2/25/2020	2/25/2020	118,750	475,000	950,000
	PSUs	2/25/2020	2/25/2020				5,427	10,854	32,562		1,106,043
	RSUs	2/25/2020	2/25/2020							7,236	480,036

(1)
Reflects each NEO's threshold, target and maximum incentive opportunity under our annual incentive plan ("AIP") for 2020. Actual payouts are calculated using actual salary earned for 2020, as opposed to annualized base salary rate. Per his employment agreement, Mr. Duncan's 2020 bonus would not be less than his target bonus, prorated for the number of days Mr. Duncan was employed with us. The amount shown represents the maximum additional amount he could have received under the AIP for 2020. Ms. Motlagh's offer letter provided that her bonus for 2020 would be $400,000 and Mr. Hatem's offer letter provided that his bonus for 2020 would be paid at target, prorated for the number of days Mr. Hatem was employed with us.

(2)
Reflects performance-based restricted stock units ("PSUs") granted in 2020.

(3)
Reflects the grant date fair value of time-based restricted units ("RSUs"), time-based restricted shares ("RES") and PSUs at target (the most probable outcome as of the grant date), computed in accordance with FASB ASC 718 without regard to estimated forfeitures. The assumptions used in the calculation of the grant date fair values of the awards are set forth in Note 16 to the financial statements in our Annual Report on Form 10-K filed with the SEC on February 19, 2021.

(4)
Reflects incremental fair value of awards due to an award modification to accelerate vesting of certain shares in conjunction with Mr. Durvasula's termination.

(5)
Reflects incremental fair value of awards due to an award modification to accelerate vesting of certain shares in conjunction with Ms. Morefield's retirement.

50	2021 Proxy Statement

Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning outstanding equity awards held by the NEOs as of December 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year End

		Option Awards					Stock/Unit Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Duncan
2020 LTI—RES(8)	7/6/2020						85,676	6,267,199	45,241	3,309,379

Ms. Motlagh
2020 LTI—RES(10)	11/2/2020						17,584	1,286,270	—	—

Mr. Jackson
2018 LTI—RSUs & PSUs(5)	2/26/2018						1,144	83,684	10,291	752,787
2019 LTI—RSUs & PSUs(6)	2/21/2019						2,542	185,947	11,438	836,690
2020 LTI—RSUs & PSUs(9)	2/25/2020						4,824	352,876	7,236	529,313

Mr. Wojtaszek
2018 LTI—RSUs & PSUs(5)	2/26/2018						—	—	44,789	3,276,315
2019 LTI—RSUs & PSUs(6)	2/21/2019						—	—	24,690	1,806,074

Mr. Durvasula
2013 LTI—Options(2)	4/17/2013	13,775	—	—	23.58	4/17/2023
2015 LTI—Options(3)	2/10/2015	43,317	—	—	28.42	2/10/2025
2016 LTI—Options(4)	2/1/2016	37,554	—	—	36.99	2/1/2026

Ms. Morefield
2018 LTI—RSUs & PSUs(5)	2/26/2018						1,949	142,569	17,541	1,283,124
2019 LTI—RSUs & PSUs(6)	2/21/2019						3,812	278,848	15,560	1,138,214
2020 LTI—RSUs & PSUs(9)	2/25/2020						7,236	529,313	4,210	307,962

Mr. Timmons
2018 LTI—RSUs & PSUs(5)	2/26/2018						—	—	15,589	1,140,335
2019 LTI—RSUs & PSUs(6)(7)	2/21/2019						—	—	9,533	697,339
2020 LTI—RSUs & PSUs(9)	2/25/2020						—	—	2,418	176,877

(1)
Based on the closing price of the Company's common stock on December 31, 2020 of $73.15.

(2)
Reflects shares underlying performance-based stock options granted on April 17, 2013, which vested in 2014, 2015, and 2016. The target number of stock options granted was 10,455 for Mr. Durvasula.

(3)
Reflects shares underlying time-based stock options granted on February 10, 2015, which vested ratably over three years on the anniversary date of the grant.

(4)
Reflects shares underlying time-based stock options granted on February 1, 2016, which vested ratably over three years on the anniversary date of the grant.

(5)
Reflects time-based and performance-based restricted stock unit awards, granted on February 26, 2018, that have not vested, based on the target level of achievement. The performance-based restricted stock units vest based on the achievement of certain relative TSR goals, as set forth in the award agreement, during the 2018-2020 performance period. The maximum number of shares that may be earned assuming the highest level of performance over the entire 3-year performance period would be 200% of the target number. The 2018 PSUs were earned at maximum performance and settled in February 2021. The time-based restricted stock units vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date.

(6)
Reflects time-based and performance-based restricted stock unit awards, granted on February 21, 2019, that have not vested, based on the target level of achievement. The performance-based restricted stock units vest in cumulative installments on February 28, 2020, 2021 and 2022 based on the achievement of certain relative TSR goals, as set forth in the award agreement, during the 2019-2021 performance period. The maximum number of shares that may be earned assuming the highest level of performance over the entire 3-year performance period would be 200% of the target number. Two-thirds of the target award vested in February 2021. The balance remains outstanding. The time-based restricted stock units vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date.

(7)
Reflects time-based restricted stock unit awards, granted on April 1, 2019 and May 2, 2019, which vest on the third anniversary of the grant date, subject generally to continued employment on such vesting date.

(8)
Reflects time-based restricted stock awards and performance-based restricted stock unit awards, granted on July 6, 2020, that have not vested, based on the target level of achievement. The performance-based restricted stock units vest February 28, 2023 based on the achievement of certain relative TSR goals, as set forth in the award agreement, during the 2020-2022 performance period. The maximum number of shares that may be earned assuming the highest level of performance over the entire 3-year performance period would be 300% of the target number. The time-based restricted stock vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date.

2021 Proxy Statement	51

Executive Compensation Tables
(9)
Reflects time-based and performance-based restricted stock unit awards, granted on February 25, 2020, that have not vested, based on the target level of achievement. The performance-based restricted stock units vest on February 28, 2023 on the achievement of certain relative TSR goals, as set forth in the award agreement, during the 2020-2022 performance period. The maximum number of shares that may be earned assuming the highest level of performance over the entire 3-year performance period would be 300% of the target number. The time-based restricted stock units vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date.

(10)
Reflects time-based restricted stock unit awards, granted on November 2, 2020, that have not vested. The time-based restricted stock units vest ratably over three years on the anniversary date of the grant, subject generally to the executive's continued employment on such vesting date.

Option Exercises and Stock Vested

The following table presents information concerning amounts realized by our NEOs upon the vesting of stock awards and the exercise of stock options in 2020. The value realized on vesting or exercise represents the number of shares that vested or options that were exercised in 2020 and the aggregate value of such shares based upon the closing price of our common stock on the applicable vesting date.

	Stock Awards		Stock Options

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Duncan	—	—	—	—

Ms. Motlagh	—	—	—	—

Mr. Hatem	—	—	—	—

Mr. Jackson	16,818	1,043,695	24,164	1,007,309.75

Mr. Wojtaszek	109,453	6,891,077	184,001	6,650,568.91

Mr. Durvasula	73,151	5,579,597

Ms. Morefield	22,988	1,430,065	—	—

Mr. Timmons	30,715	2,090,618	68,016	2,819,889.96

No Pension Benefits

In the year ended December 31, 2020, our NEOs received no pension benefits and had no accumulated pension benefits.

No Nonqualified Deferred Compensation

In the year ended December 31, 2020, our NEOs received no nonqualified deferred compensation and had no nonqualified deferred compensation balances.

Potential Payments Upon Termination of Employment or Change in Control

Each of the employment agreements and severance agreements with our NEOs who are current executive officers specify the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons, as described below. In addition, certain of our award agreements under our long-term incentive plan provide for certain treatment of outstanding equity awards upon a termination of employment for specified reasons, as described below. The section below also describes the separation agreements entered into with each of Messrs. Wojtaszek, Durvasula and Timmons, and the transition and retirement agreement entered into with Ms. Morefield.

Employment Agreements

Without Cause or for Good Reason. Under the employment agreements with Messrs. Duncan and Jackson and the severance agreements and equity award agreements with Ms. Motlagh and Mr. Hatem, in each case, as in effect on December 31, 2020, if the Company terminates the executive's

52	2021 Proxy Statement

Executive Compensation Tables

employment for any reason other than for cause or if the executive's employment is terminated due to death or disability or, if the executive resigns for good reason (as defined below), in each case, prior to a change in control, then, in addition to the executive's right to receive accrued obligations, the executive will be entitled to, generally subject to the execution and non-revocation of a release of claims:

•
a lump sum cash severance payment equal to (1) in the case of Ms. Motlagh and Mr. Hatem, her or his then-current base salary or (2) in the case of Messrs. Duncan and Jackson, the sum of his (i) then-current annual base salary, and (ii) annual incentive bonus target, multiplied by two in the case of Mr. Duncan, and, in each case, with such amount increased by the interest that would have been earned on such amount over a 60-day period at an annual rate of interest of 3.5%;

•
annual bonus for the year of termination, pro-rated to reflect the number of days worked during the year of termination, and based on target performance (actual performance in the case of Mr. Duncan);

•
vesting of outstanding time-vesting equity awards as follows:

o
in the case of Mr. Duncan and Ms. Motlagh, immediate vesting of their sign-on equity award;

o
in the case of Mr. Duncan, immediate pro-rata vesting of his other time-vesting equity awards, with one additional year of service credited for vesting purposes;

o
in the case of Ms. Motlagh and Mr. Hatem, in accordance with the terms of our standard executive award agreements, immediate pro-rata vesting of any outstanding time-based equity award held by the applicable NEO;

o
in the case of Mr. Jackson, immediate vesting of any outstanding time-based equity award held by him that would otherwise have vested on or prior to the end of the one-year period beginning at the time of Mr. Jackson's termination;

•
pro-rata vesting of outstanding performance-vesting equity awards, based on actual performance:

•
solely in the case of Mr. Jackson, if applicable, any unvested benefits under any qualified 401(k) plan which would have accrued for the executive under any qualified defined benefit pension plan if the term of his employment had not been terminated prior to the end of the first anniversary of his termination date; and

•
continued medical, dental and vision coverage under the Company's group health plan if the executive timely elects and remains eligible for COBRA, as well as continued Company group life insurance coverage through the first anniversary of the termination date.

For purposes of the employment agreements and severance agreements, "cause" generally means an act of fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on the part of the executive, as determined by the Board of Directors.

For purposes of the employment agreements and severance agreements, "good reason" (referred to as "constructive termination" in Mr. Jackson's employment agreement) will generally be deemed to have occurred if, without the executive's consent, (a) there is a material adverse change in the reporting responsibilities set forth in his employment agreement or there is otherwise a material reduction in his authority, reporting relationship or responsibilities, (b) there is a reduction in his base salary or bonus target or (c) the applicable executive's principal place of employment is changed to a location that is more than 50 miles from the designated location set forth in his employment agreement.

Mr. Duncan's employment agreement also provides that if he remains employed with us through the end of the term of his agreement (currently December 31, 2023), then continued service on the Board following the end of Mr. Duncan's employment will satisfy any service-based vesting requirements of long-term incentive awards held by Mr. Duncan at such time, and the removal of Mr. Duncan from the Board (including as a result of a mandatory retirement policy) under circumstances that do not constitute

2021 Proxy Statement	53

Executive Compensation Tables

cause will be treated as a termination of his employment without cause for purposes of such awards, as described above.

Change in Control. If, within one year following a change in control, (a) the executive resigns for good reason (or, in the case of Mr. Jackson, for "constructive termination") or (b) the Company terminates the executive's employment for any reason other than for cause or the executive's death or disability, then, in addition to the executive's right to receive accrued obligations, the executive will be entitled to, generally subject to the execution and non-revocation of a release of claims:

•
a lump-sum cash severance payment equal to two times (three times in the case of Mr. Duncan) the sum of his or her (i) then-current annual base salary and (ii) annual incentive bonus target, with such amount increased by the interest that would have been earned on such amount over a 60-day period at an annual rate of interest of 3.5%;

•
annual bonus for the year of termination, based on actual performance for Mr. Duncan and target for other executives, in each case, pro-rated based on the applicable executive's termination date;

•
immediate vesting of any outstanding equity awards, with any outstanding performance-based criteria being deemed satisfied at the maximum level (or 300% if the overperformance hurdle is actually satisfied with respect to performance-based awards granted beginning in 2020);

•
solely in the case of Mr. Jackson, if applicable, any unvested benefits under any qualified 401(k) plan which would have accrued for the executive under any qualified defined benefit pension plan if the term of his or her employment had not been terminated prior to the first anniversary of his termination date; and

•
continued medical, dental and vision coverage under the Company's group health plan if the executive timely elects and remains eligible for COBRA, as well as continued Company group life insurance coverage through the first anniversary of his termination date.

In the event that Section 280G of the Internal Revenue Code of 1986, as amended, applies to the payments and benefits set forth above, the aggregate amount of such payments and benefits will not exceed the amount which produces the greatest after-tax benefit to the executive after taking into account any applicable excise tax to be payable by the executive. Each executive is fully responsible for his or her own personal income taxes and the Company has no obligation to reimburse or otherwise provide a tax gross-up to the executive in connection with any change of control payments.

Disability and Death. In the event of an executive's death or disability, the Company will pay the executive or his or her estate, as applicable, his or her accrued compensation (base salary, bonus or otherwise) as of the date of termination and, in the case of disability, will provide the executive with disability benefits and all other benefits in accordance with the provisions of the applicable Company disability plans and other applicable plans. In addition, Mr. Duncan will be eligible to receive a pro-rated annual bonus for the year of termination, based on actual performance. For all NEOs, time-based equity awards will vest on a pro-rata basis and performance-based equity awards will vest at the target level on a pro-rata basis, in each case, based on the number of days the executive was employed with the Company from the grant date to the date of death or disability.

Voluntary Resignation. If an executive voluntarily resigns, other than for good reason or constructive termination, then the executive will be entitled only to accrued compensation.

Restrictive Covenants. Each of the executives is subject to confidentiality and intellectual property covenants during the term of his or her employment and thereafter. In addition, each of the executives is subject to non-competition, non-disclosure and non-solicitation covenants during the term of his or her employment and for a period of one year following the cessation of his or her employment for any reason.

54	2021 Proxy Statement

Executive Compensation Tables

Separation Agreements (Messrs. Wojtaszek, Durvasula and Timmons)

Mr. Wojtaszek. Mr. Wojtaszek stepped down as President and Chief Executive Officer on February 20, 2020 (the "Wojtaszek Termination Date"). Mr. Wojtaszek had served as President since August 2011 and CEO since July 2012. In connection with Mr. Wojtaszek's departure, Mr. Wojtaszek received the following payments and benefits provided under his Transition and Separation Agreement, in exchange for a release of claims: (a) a lump sum severance payment equal to two times the sum of Mr. Wojtaszek's annual base salary and annual bonus target ($4,400,000); (b) immediate vesting of the portion of Mr. Wojtaszek's outstanding time-based equity awards that would have vested had Mr. Wojtaszek remained employed with us through February 28, 2021 ($1,943,633); (c) Mr. Wojtaszek's performance-based awards remained outstanding and eligible to vest based on the achievement of the applicable performance criteria, pro-rated based on the Wojtaszek Termination Date ($9,865,593, based on actual performance for his award granted in 2017 and assuming target performance for his awards granted in 2018 and 2019); (d) a cash payment in satisfaction of the Company's obligation to subsidize the cost of Mr. Wojtaszek's continued group health and life insurance coverage for one year ($16,688); and (e) a cash payment which represented the amount of interest that would have been earned on the amount in (a) by Mr. Wojtaszek during the sixty (60) day period following the Wojtaszek Termination Date had such amount earned interest for such period at an annual rate of 3.5% ($25,315). In exchange for certain consulting services, Mr. Wojtaszek also received a consulting payment equal to his 2020 target bonus amount, pro-rated based on the number of days he was employed with us in 2020 ($195,082).

Mr. Durvasula. Mr. Durvasula stepped down as interim President and Chief Executive Officer on July 6, 2020, and departed the Company on August 1, 2020 (the "Durvasula Termination Date"). Prior to serving as interim President and CEO, Mr. Durvasula had served as EVP & President, Europe since December 2018 and was EVP & Chief Commercial Officer from 2012 through November 2018. In connection with Mr. Durvasula's departure, Mr. Durvasula received the following payments and benefits under his Transition and Separation Agreement, in exchange for a release of claims: (a) a lump sum severance payment equal to the sum of two times Mr. Durvasula's annual base salary and annual bonus target, prorated to the Durvasula Termination Date ($2,832,514); (b) full vesting of all of Mr. Durvasula's equity awards on the Durvasula Termination Date, with all performance-based awards vesting based on target performance ($4,031,021); (c) a cash payment in satisfaction of the Company's obligation to subsidize the cost of Mr. Durvasula's continued group health and life insurance coverage for one year ($28,429); (d) a cash payment equal to Mr. Durvasula's annual target bonus, prorated ($716,257); (e) a cash payment which represented the amount of interest that would have been earned on the amount in (a) by Mr. Durvasula during the sixty (60) day period following the Durvasula Termination Date had such amount earned interest for such period at an annual rate of 3.5% ($16,297); and (f) a cash amount to compensate Mr. Durvasula for post-termination consulting services, which amount had previously been paid to Mr. Durvasula in connection with his prior separation agreement ($366,666).

Mr. Timmons. Mr. Timmons departed the Company on September 1, 2020 (the "Timmons Termination Date"). Prior to his departure, Mr. Timmons had served as EVP & Chief Technology Officer since October 2011. In connection with Mr. Timmons's departure, Mr. Timmons received the following payments and benefits provided for under his Separation Agreement in exchange for a release of claims: (a) a lump sum severance payment equal to two times the sum of Mr. Timmons' annual base salary and annual bonus target, prorated to the Timmons Termination Date ($1,583,333); (b) a payment equal to Mr. Timmons' annual target bonus, prorated based on the Timmons Termination Date ($316,667); (c) full vesting on the Timmons Termination Date of time-based equity awards that would have vested prior to the first anniversary of the Timmons Termination Date ($728,022); (d) Mr. Timmons' outstanding performance-based awards remained outstanding and eligible to vest based on the achievement of the applicable performance criteria, pro-rated based on the Timmons Termination Date ($2,270,122, assuming target performance); (e) a cash payment in satisfaction of the Company's obligation to

2021 Proxy Statement	55

Executive Compensation Tables

subsidize the cost of Mr. Timmons' group health and life insurance coverage for one year ($26,014); and (f) a cash payment which represented the amount of interest that would have been earned on the amount in (a) by Mr. Timmons during the sixty (60) day period following the Timmons Termination Date had such amount earned interest for such period at an annual rate of 3.5% ($9,110).

Transition and Retirement Agreement (Ms. Morefield)

In connection with her announced retirement, Ms. Morefield entered into a Transition and Retirement Agreement that provided that, upon the appointment of her successor (the "Morefield Transition Date"), Ms. Morefield would transition from an executive role, but remain with the Company in a full-time role until December 31, 2020, at which point Ms. Morefield became a part-time employee through March 1, 2021. In connection with her retirement and transition, Ms. Morefield, in exchange for a release of claims and an extension of her non-compete from 1-year to 2-years: (a) continued to receive her base salary through December 31, 2020, and then received a $5,000 a month consulting fee for each month thereafter that she provided services to the Company ($10,000); (b) received an amount equal to Ms. Morefield's annual target bonus ($553,846); (c) received full vesting of all of Ms. Morefield's time-based equity awards ($438,527); and (d) remained eligible to vest in her outstanding performance-based awards based on the achievement of the applicable performance criteria, pro-rated through March 31, 2021 ($1,080,157, assuming target performance). Based on Ms. Morefield's performance and services in support of the transition, the Compensation Committee determined to pay her target bonus in full, without pro-ration.

Estimated Payments in Connection with a Termination of Employment or Change in Control

The table below presents estimates of the amounts of compensation that would have been payable to the NEOs upon their termination of employment or upon a change in control, in each case as of December 31, 2020. The amounts in the table exclude: (i) 401(k) retirement plan contributions and distributions that are generally available to all salaried employees, (ii) payments pursuant to awards originally scheduled to vest on or before such date by their terms, and (iii) any amounts that may be due at the time of payment for accrued and unpaid salary, bonuses or vacation. The actual amounts payable upon such terminations may be different and will only be determined upon the actual occurrence of any such event.

Given that Messrs. Wojtaszek, Durvasula and Timmons and Ms. Morefield were not executive officers of the Company as of December 31, 2020, and in the case of Ms. Morefield, her retirement payments were fixed by her transition and separation agreement, and that quantitative disclosure of the amounts

56	2021 Proxy Statement

Executive Compensation Tables

payable to them in connection with their separations has been provided above, the Company has not included in the below table quantitative disclosure of their payments.

Name	Termination for Cause or Resignation without Good Reason ($)	No Change in Control: Termination without Cause or Resignation For Good Reason ($)(4)	Death or Disability ($)(5)	Change in Control: Termination without Cause or Resignation For Good Reason ($)(6)	Change in Control: (no termination of employment) ($)

Mr. Duncan
Cash Severance(1)	—	4,274,792	—	6,412,188	—
Medical Benefit(2)	—	13,803	—	13,803	—
Life Insurance(2)	—	39,312	—	—	—
Unvested Time Based Restricted Stock/Units(3)	—	5,647,794	1,050,108	6,267,199	—
Unvested Performance-Based Restricted Stock/Units(3)	—	648,755	648,755	6,618,758	—

Ms. Motlagh
Cash Severance(1)	—	502,917	—	2,011,667	—
Medical Benefit(2)	—	20,226	—	20,226	—
Life Insurance(2)	—	5,280	—	—	—
Unvested Time Based Restricted Stock/Units(3)	—	1,286,270	69,306	1,286,270	—

Mr. Hatem
Cash Severance(1)	—	452,625	—	1,810,500	—
Medical Benefit(2)	—	17,840	—	17,840	—
Life Insurance(2)	—	4,752	—	—	—

Mr. Jackson
Cash Severance(1)	—	794,608	—	1,589,217	—
Medical Benefit(2)	—	10,832	—	10,832	—
Life Insurance(2)	—	6,067	—	—	—
Unvested Time Based Restricted Stock/Units(3)	—	294,282	294,340	622,507	—
Unvested Performance-Based Restricted Stock/Units(3)	—	2,239,134	1,408,264	4,237,580	—

(1)
Represents an amount equal to, in the case of Ms. Motlagh and Mr. Hatem, his or her base salary or, in the case of Mr. Jackson one times (or two times in the case of Mr. Duncan) the sum of (i) base salary plus (ii) target bonus, in each case as specified in the employment agreement of such NEO with such amount increased by the interest that would have been earned on such amount over a 60-day period at an annual rate of interest of 3.5%. If the termination occurs in connection with a change in control, amounts represent two times (or three times in the case of Mr. Duncan) the sum of (i) base salary plus (ii) target bonus with such amounts increased by the interest that would have been earned on such amounts over a 60-day period at an annual rate of interest of 3.5%. All cash payments are payable in a lump sum within 60 days following the termination, subject to the executive's execution of an irrevocable release.

(2)
Represents the cost for continuation of benefits as specified in the employment agreement for each of our NEOs who are current executive officers. The amounts shown for this item are calculated based upon the Company's current actual costs of providing benefits and are not discounted for the time value of money.

(3)
Based on the closing price of the Company's common stock on December 31, 2020 of $73.15.

(4)
Represents time-based equity awards that would become vested within one year from the termination date for Mr. Jackson, the pro-rata portion from the grant date through the first anniversary of termination for Mr. Duncan, and the full amount of Mr. Duncan and Ms. Motlagh's sign-on restricted stock award grants. Performance-based equity awards will remain outstanding until the end of the applicable performance period (or, if earlier, the executive's death or disability or a change in control) and the vesting will be determined based on the actual level of performance attained and pro-rated based on the number of days employed during the applicable performance period. Amounts shown represent actual amounts for completed performance periods and pro-rata amounts for performance periods ending after 2020, assuming target performance is achieved.

(5)
Represents vesting of time-based and performance-based awards on a pro-rata basis from grant date to the date of termination; performance awards vest at target.

(6)
Represents vesting of time-based awards and performance-based awards vesting at 200% of target. For performance-based equity awards granted in 2020, each NEO could earn up to 300% of target if certain Company performance levels are achieved as of the change in control date.

2021 Proxy Statement	57

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 regarding securities of the Company to be issued and remaining available for issuance under the equity compensation plans of the Company:

Plan Category	Number of securities to be issued upon exercise of stock options, awards, warrants and rights(a)(1)	Weighted-average exercise price of outstanding stock options, awards, warrants and rights($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))

Equity compensation plans approved by security holders	827,103	$30.87	4,324,743

Equity compensation plans not approved by security holders	—	—	—

Total	827,103	$30.87	4,324,743

(1)
Represents outstanding stock options granted in 2013, 2015 and 2016 but not yet exercised, and unvested performance awards assuming the maximum awards that can be earned if the performance conditions are achieved.

(2)
Represents weighted average exercise price of outstanding stock options.

58	2021 Proxy Statement

CEO Pay Ratio Disclosure

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annualized compensation of Mr. Gary J. Wojtaszek, our President and Chief Executive Officer (our "CEO") on the date on which we determined the median employee. This relationship is referred to as the "CEO pay ratio." The CEO pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median employee, the annual total compensation of the median employee and to determine the CEO pay ratio, we took the following steps:

•
We selected December 31, 2018, the last day of our 2018 payroll year, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner.

•
As permitted by SEC rules, we identified our median employee from our employee population as of December 31, 2018, excluding our CEO and 34 employees of Zenium Data Centers, which we acquired in a transaction that closed in August 2018. Excluding these employees, we determined that, as of December 31, 2018, our employee population consisted of approximately 415 employees, all of whom are located in the United States. This population consisted of our full-time, part-time and temporary employees.

•
To identify the median employee from our 2018 employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 (for 2018). In making this determination, we annualized the compensation of approximately 83 full-time employees who were hired in 2018 but did not work for us the entire fiscal year. Other than the foregoing, we did not make any assumptions, adjustments or estimates with respect to our employees' salary and wages as reflected in our payroll records, and used this consistently applied compensation measure to identify our median employee.

•
For 2020, we concluded that we could continue to use the same median employee identified in fiscal year 2018 as, in accordance with SEC rules, there have been no significant changes in our employee population, including the impact of the acquisition of Zenium Data Centers, employee compensation arrangements, or in the median employee's circumstances that we reasonably believe would significantly affect our CEO pay ratio disclosure.

•
Once we confirmed we would continue to use the same median employee, we combined all the elements of the median employee's compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of regulation S-K, resulting in annual total compensation of $119,633.

•
With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2020 Summary Compensation Table included in this Proxy Statement.

For 2020, our last completed fiscal year:

•
the annual total compensation of the median employee was $119,633; and

•
the annual total compensation of our CEO, as reported in the 2020 Summary Compensation Table, was $4,609,577.

Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 39 to 1.

2021 Proxy Statement	59

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 18, 2021, the record date, by (i) each person or group who is known by us to be a beneficial owner of 5% or more of our common stock, (ii) each of our directors and director nominees, (iii) each of our NEOs and (iv) our directors and executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, we believe based on the information provided to us that each person and entity named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person or entity. Applicable percentage of beneficial ownership is based on 120,685,063 shares of common stock outstanding on the record date. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the record date are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address of each named person is c/o CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Shares

Beneficial owners of 5% or more of our common stock:

Cohen & Steers, Inc. and affiliates(1)	20,346,462	16.9%

The Vanguard Group(2)	16,775,985	13.9%

BlackRock, Inc.(3)	14,064,008	11.7%

Directors and Named Executive Officers

Bruce W. Duncan(4)	85,676	*

Katherine Motlagh(5)	17,584	*

John P. Hatem	—	*

Robert M. Jackson	35,373	*

Gary J. Wojtaszek(6)	66,505	*

Venkatesh S. Durvasula(7)	199,938	*

Diane M. Morefield(8)	63,870	*

Kevin L. Timmons(9)	—	*

David H Ferdman	89,629	*

John W. Gamble, Jr.	23,691	*

Michael A. Klayko	8,985	*

T. Tod Nielsen	25,156	*

Denise Olsen	—

Alex Shumate	32,438

William E. Sullivan	33,438	*

Lynn A. Wentworth	22,790	*

All directors and executive officers as a group (11 persons, but not including Mr. Wojtaszek(6), Mr. Durvasula(7), Ms. Morefield(8) and Mr. Timmons(9))	374,760	—%

*
Less than 1%.

60	2021 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
(1)
As disclosed on Schedule 13G/A filed on February 16, 2021, the holdings of Cohen & Steers, Inc. consist of an aggregate of 20,346,462 shares of which Cohen & Steers Inc. has sole dispositive power over 20,346,462 shares and sole voting power over 13,979,359 shares; the holdings of Cohen & Steers Capital Management, Inc. consist of an aggregate of 20,105,644 shares of which Cohen & Steers Capital Management, Inc. has sole dispositive power over 20,105,644 shares and sole voting power over 13,939,920 shares; and the holdings of Cohen & Steers UK Limited consist of an aggregate of 240,818 shares of which Cohen & Steers UK Limited has sole dispositive power over 240,818 shares and sole voting power over 39,439 shares. The address of Cohen & Steers Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The address of Cohen & Steers UK Limited is 50 Pall Mall 7th Floor, London, United Kingdom SW1Y 5JH.

(2)
As disclosed on Schedule 13G/A filed on February 10, 2021, the holdings of The Vanguard Group ("Vanguard") consist of an aggregate of 16,775,985 shares, of which Vanguard has: (i) sole dispositive power over 16,337,285 shares, (ii) sole voting power over 0 shares, (iii) shared voting power over 343,028 shares and (iv) shared dispositive power over 438,700 shares. Vanguard's address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
As disclosed on Schedule 13G/A filed on January 26, 2021, the holdings of BlackRock, Inc. ("BlackRock") consist of an aggregate of 14,064,008 shares, of which BlackRock has sole dispositive power over 14,064,008 shares and sole voting power over 13,553,756 shares. BlackRock's address is 55 East 52nd Street, New York, NY 10055.

(4)
Includes 79,213 shares of time-based restricted stock, all of which remains subject to vesting.

(5)
Represents shares of time-based restricted stock, all of which remains subject to vesting.

(6)
Effective February 20, 2020, Mr. Wojtaszek stepped down as a Director and as President & CEO.

(7)
From February 20, 2020 to July 6, 2020, Mr. Durvasula served as interim President & CEO. Includes 94,646 shares of common stock underlying exercisable stock options.

(8)
Effective October 30, 2020, Ms. Morefield stepped down as EVP and CFO in connection with her previously announced retirement.

(9)
Effective September 1, 2020, Mr. Timmons departed from the Company.

2021 Proxy Statement	61

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

To the extent permitted by applicable law, under the partnership agreement of CyrusOne LP, a Maryland limited partnership (our "Operating Partnership"), our Operating Partnership is required to indemnify us, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of the Operating Partnership and any other persons whom the general partner may designate from and against any and all claims arising from or that relate to the operations of the Operating Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless:

•
it is established by a final judgement of a court of competent jurisdiction that the act or omission of the indemnitee that is material to the matter giving rise to the claim constituted fraud, intentional harm or gross negligence on the part of the indemnitee;

•
the claim is brought by the indemnitee (other than to enforce the indemnitee's rights to indemnification or advance of expenses); or

•
the indemnitee is found to be liable to the Operating Partnership, and then only with respect to each such claim.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted a written policy for the review and approval of related person transactions. The policy provides that the Audit Committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) the Company will be a participant and (iii) a Related Party has a direct or indirect material interest (any such transaction being a "Related Party Transaction"). A "Related Party" means (i) any person who is, or at any time since the beginning of the Company's last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities; (iii) any immediate family member of any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. An "immediate family member" of a Related Party means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Related Party, and any person (other than a tenant or employee) sharing the household of such Related Party. Generally, a potential transaction that may be a Related Party Transaction is brought first to the General Counsel for review. If the General Counsel determines that a potential transaction involves a Related Party Transaction requiring approval under the policy or disclosure under Item 404(a) of Regulation S-K, the transaction will be brought to the Audit Committee, which will review the transaction under several criteria, including but not limited to the Related Party's interest in the transaction, the benefits to the Company, the availability of commercial alternatives, and whether it is in the best interests of the Company to enter into the transaction. Subject to limited exceptions, the Audit Committee or the Chair of the Audit Committee must approve all Related

62	2021 Proxy Statement

Certain Relationships and Related Transactions

Party Transactions. Since January 1, 2020, there were no Related Party Transactions requiring review under the policy that were not so reviewed.

As discussed in "Director Independence" above, a son-in-law of one of our directors, Michael A. Klayko, is employed by the Company as an Account Director in the Company's sales organization. The son-in-law is not an officer of the Company and his employment was reviewed and approved by the Audit Committee of the Board pursuant to the Company's Policy on Related Party Transactions. The son-in-law's compensation is primarily commission-based and for 2020 was approximately $234,000. As noted above, Mr. Klayko is retiring from the Board and his service on our Board will end upon completion of his current term at the 2021 annual meeting.

2021 Proxy Statement	63

Stockholder Proposals

Stockholder Proposals

Stockholder proposals intended to be included in our proxy statement and form of proxy relating to the 2022 annual meeting pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8") must be received by us no later than December 9, 2021. Such proposals must comply with the requirements established by the SEC for such proposals.

A stockholder who wishes to submit a business proposal at the 2022 annual meeting that is not intended to be included in our proxy statement and form of proxy or who wishes to nominate a director for election at the meeting must, in accordance with our current Bylaws, notify us between November 9, 2021, and 5:00 p.m., Eastern Time, on December 9, 2021. If the stockholder fails to give timely notice, the nominee or proposal will be excluded from consideration at the meeting. In addition, our current Bylaws include other requirements for nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

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General Information about the Meeting

Q:
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
The Board of Directors is soliciting proxies to be voted at our 2021 annual meeting of stockholders. This year we have again elected to distribute proxy materials to many stockholders via the Internet under the Securities and Exchange Commission's (SEC's) "Notice and Access" rules. On or about April 8, 2021 we mailed a Notice Regarding the Availability of Proxy Materials ("Notice") that contains information about our 2021 Annual Meeting of Stockholders (the "Annual Meeting") and instructions on how to view all proxy materials online. Also included are instructions on how to request a paper copy of the proxy materials.

Q:    Who is entitled to vote?

A:
All common stockholders of record as of the close of business on March 18, 2021, the record date, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting. As of the close of business on the record date, 120,685,063 shares of our common stock were outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting or any postponement or adjournment thereof. There is no cumulative voting.

Q:    What is the quorum for the Annual Meeting?

A:
A quorum at the Annual Meeting will consist of the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter. No business may be conducted at the meeting if a quorum is not present when the quorum is determined, but the meeting may be adjourned to another date not more than 120 days after the original record date without notice other than announcement at the meeting.

Q:    How do I access the annual meeting?

A:
To access the Annual Meeting, you may visit www.meetingcenter.io/208455171. To login to the meeting, you will have two options: Join as a "Guest" or Join as a "Stockholder". If you join as a "Stockholder", you will be required to have a control number and password. For registered stockholders, the control number can be found on your proxy card or notice, or in the email you previously received. The password for the meeting is CONE2021.

Q:    How do I participate in the annual meeting?

A:
If you were a stockholder of record—that is, your shares were registered in your name with our transfer agent, Computershare Trust Company N.A. ("Computershare")—as of the close of business on March 18, 2021, the record date for the Annual Meeting, and have your control number, you may participate in and vote your shares at the Annual Meeting by following the instructions available on the meeting website.

  If you hold your shares "in street name" (i.e., through an intermediary, such as a bank, broker or other nominee), you are a beneficial stockholder and you must register in advance to attend the Annual Meeting. To register, you must submit proof of your "legal proxy" obtained from your bank, broker or nominee (which can be submitted by forwarding an email from your bank, broker or nominee with your legal proxy or attaching an image of your legal proxy), reflecting your CyrusOne

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  holdings, along with your name and email address to Computershare at legalproxy@computershare.com. Obtaining a "legal proxy" may take several days and stockholders are advised to register as far in advance as possible. Requests for registration must be labeled as "Legal Proxy" and be received no later than 5:00 p.m., Eastern Time, on May 13, 2021. You will receive a confirmation email from Computershare of your registration. Once registered, you may participate in and vote at the Annual Meeting by following the instructions available on the meeting website.

  Stockholders attending the Annual Meeting remotely will have the same opportunities they have had at past annual meetings to participate, ask questions, and provide feedback to the CyrusOne management team and the Board of Directors.

  If you do not have your control number, you may still attend as a guest (non-stockholder), but will not have the option to vote your shares or ask questions at the virtual meeting.

Q:    How do I vote?

A:
If your shares are registered in your name with our transfer agent, Computershare, you are the "stockholder of record" of those shares and you may authorize a proxy to vote your shares by following the instructions listed on the Notice. If you received a proxy card, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described on the proxy card. If you are a stockholder of record, and have your control number, you may vote your shares at the Annual Meeting by following the instructions available on the meeting website. For registered stockholders, the control number can be found on your proxy card or notice, or in the email you previously received.

  If your shares are held through a broker, bank or other nominee (held in street name), you will receive instructions from such entity that you must follow in order to have your shares voted. Most brokers, banks and other holders of record allow you to submit voting instructions by mail, telephone and on the internet. If you want to vote your shares at the Annual Meeting, you must register in advance to attend the Annual Meeting as discussed in "How do I participate in the annual meeting?" above. Once registered, you may vote at the Annual Meeting by following the instructions available on the meeting website.

  Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you are the stockholder of record and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors: for each director nominee, for the advisory vote to approve named executive officer compensation, for "every year" for the frequency of the advisory vote to approve named executive officer compensation and for ratification of the appointment of the independent registered public accounting firm. If you hold your shares in street name, see "What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?" below.

  Important: Only stockholders of record as of the close of business on the record date or their duly authorized proxy are entitled to attend and vote at the virtual Annual Meeting.

Q:    What am I voting on?

A:
The purpose of the Annual Meeting is to consider the following four proposals:

•
Proposal 1: To elect eight directors, each to hold office until our 2022 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

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  •
  Proposal 2: To approve, on an advisory basis, the compensation of the Company's named executive officers as described in this proxy statement ("Say-on-Pay");

  •
  Proposal 3: To consider and vote upon, on an advisory basis, the frequency of future Say-on-Pay votes; and

  •
  Proposal 4: To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the year ending December 31, 2021.

  We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the persons named in the accompanying proxy will vote all proxies in their discretion. If the meeting is postponed or adjourned, the proxies are entitled to vote your shares at the postponement or adjournment as well.

Q:    What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?

A:
Proposal 1: Election of Eight Directors: The election of each of the eight director nominees must be approved by a plurality of the votes cast. However, as a condition to being nominated, each director nominee has agreed to offer to resign if he or she receives a greater number of votes "withheld" than votes "for" his or her election.

  Proposal 2: Say-on-Pay: The approval, on a non-binding, advisory basis, of the compensation of the Company's named executive officers requires the affirmative vote of a majority of the votes cast on the matter.

  Proposal 3: Frequency of Say-on-Pay: The approval, on a non-binding, advisory basis, of holding the Say-on-Pay vote on a one-, two- or three-year basis requires the affirmative vote of a majority of the votes cast on the matter. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders.

  Proposal 4: Ratification of Independent Registered Public Accounting Firm: Ratification of the appointment of Deloitte as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter.

  If you hold your shares in street name, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee in order to ensure your shares are voted in the way you would like. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person will depend on the type of item being considered for vote. Proposals #1, #2 and #3 are "non-routine" matters under NYSE rules and therefore non-discretionary items in that they may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial holders (so called "broker non-votes"). Proposal #4 is a "routine" matter under NYSE rules and therefore a discretionary matter in that banks, brokers and other nominees that do not receive voting instructions from beneficial holders may generally vote on this proposal in their discretion. If you are the stockholder of record and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors: for each director nominee, for the advisory vote to approve named executive officer compensation, for "every year" for the frequency of the advisory vote to approve named executive officer compensation and for ratification of the appointment of the independent registered public accounting firm.

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Q:    How are abstentions and broker non-votes treated?

A:
Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes, as applicable, will have no impact on the outcome of any of the four proposals, as they are not counted as votes cast.

Q:    Who has paid for this proxy solicitation?

A:
We are providing these proxy materials in connection with the solicitation by the Company's Board of Directors of proxies to be voted at our Annual Meeting. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit stockholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We have retained Okapi Partners to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement of expenses. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:    May stockholders ask questions at the Annual Meeting?

A
Yes. Stockholders attending the Annual Meeting remotely will have the same opportunities they have had at past annual meetings to participate, ask questions, and provide feedback to the CyrusOne management team and the Board of Directors. There will be time allotted at the end of the formal portion of the meeting when our representatives will answer appropriate questions.

Q:    How many copies should I receive if I share an address with another stockholder?

A:
The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other nominee, to implement a delivery procedure called "householding". Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

  Our Company and some brokers, banks or other nominees may be householding our proxy materials. A single set of our proxy materials, including the proxy statement and our annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Separate proxy cards will be included for each stockholder at the address. Once you have received notice from your broker, bank or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders of record may revoke their consent at any time by contacting Robert M. Jackson, Executive Vice President, General Counsel & Secretary, either by calling toll-free (855) 564-3198 or by writing to 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Corporate Secretary. If you hold your shares through a broker, bank or other nominee holder of record, you should contact your holder of record to revoke your consent.

  Upon written or oral request, we will promptly deliver a separate copy of our proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, you may either call (855) 564-3198 or send a written request to CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Corporate Secretary. In addition, if you are receiving multiple copies of our proxy materials, you can request householding by contacting our secretary in the same manner.

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Q:    What does it mean if I receive more than one set of proxy materials?

A:
It means that you have multiple accounts with our transfer agent or with brokers. Please submit all of your proxies over the internet, following the instructions provided on your proxy cards, by mail or by telephone to ensure that all of your shares are voted.

Q:    Can I change my vote after I have voted?

A:
If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must deliver later-dated proxy instructions, advise the Corporate Secretary in writing before the proxies vote your shares at the meeting, or attend the virtual meeting and vote your shares during the meeting.

Q:    Can I find additional information on the Company's website?

A:
Yes. Our website is located at www.cyrusone.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our Board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of business conduct and ethics and each of the charters of our Board committees may also be obtained by writing to CyrusOne Inc., 2850 N Harwood Street, Suite 2200, Dallas, Texas 75201, Attention: Corporate Secretary.

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Appendix A

Appendix A—Non-GAAP Financial Measures and Definitions

Annualized GAAP Revenue

Annualized GAAP revenue is equal to monthly recurring rent, defined as average monthly contractual rent during the term of the lease plus the monthly impact of installation charges, multiplied by 12. It can be shown both inclusive and exclusive of the Company's estimate of customer reimbursements for metered power.

Backlog

Backlog is the twelve-month recurring revenue (calculated in accordance with GAAP) for executed lease contracts achieved upon full occupancy which have not commenced as of the end of a period.

Normalized FFO

We use funds from operations ("FFO") and normalized funds from operations ("Normalized FFO"),which are non-GAAP financial measures commonly used in the REIT industry, as supplemental performance measures. We use FFO and Normalized FFO as supplemental performance measures because, when compared period over period, they capture trends in occupancy rates, rental rates and operating costs. We also believe that, as widely recognized measures of the performance of REITs, FFO and Normalized FFO are used by investors as a basis to evaluate REITs.

We calculate FFO as Net income computed in accordance with GAAP before Real estate depreciation and amortization and Impairment losses and (gain) loss on asset disposals. While it is consistent with the definition of FFO promulgated by the National Association of Real Estate Investment Trusts ("NAREIT"), our computation of FFO may differ from the methodology for calculating FFO used by other REITs. Accordingly, our FFO may not be comparable to others.

We calculate Normalized FFO as FFO adjusted for Loss on early extinguishment of debt; Gain on marketable equity investment; Foreign currency and derivative losses, net; New accounting standards and regulatory compliance and the related system implementation costs; Amortization of tradenames; Transaction, acquisition, integration and other related expenses; Cash severance and management transition costs; Severance-related stock compensation costs; Legal claim costs; and other items as appropriate. We believe our Normalized FFO calculation provides a comparable measure between different periods. Other REITs may not calculate Normalized FFO in the same manner. Accordingly, our Normalized FFO may not be comparable to others.

In addition, because FFO and Normalized FFO exclude Real estate depreciation and amortization, and capture neither the changes in the value of our properties that result from use or from market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO and Normalized FFO as measures of our performance is limited. Therefore, FFO and Normalized FFO should be considered only as supplements to Net income presented in accordance with GAAP as measures of our performance. FFO and Normalized FFO should not be used as measures of our liquidity or as indicative of funds available to fund our cash needs, including our ability to make distributions. FFO and Normalized FFO also should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP.

	Twelve Months Ended

($ Millions)	December 31, 2020	December 31, 2019

Reconciliation of GAAP net income to FFO and Normalized FFO:
Net income	$41.4	$41.4
Real estate depreciation and amortization	440.1	408.5
Impairment losses and (gain) loss on asset disposals	11.1	1.1

Funds from Operations ("FFO")—NAREIT defined	$492.6	$451.0
Loss on early extinguishment of debt	6.5	71.8
Gain on marketable equity investment	(89.5)	(132.3)
Foreign currency and derivative losses, net	27.6	7.5
New accounting standards and regulatory compliance and the related system implementation costs	—	0.8
Amortization of tradenames	1.2	1.3
Transaction, acquisition, integration and other related expenses	3.7	8.4
Cash severance and management transition costs	14.1	(0.6)
Severance-related stock compensation costs	2.9	—
Legal claim costs	0.3	1.1

Normalized Funds from Operations ("Normalized FFO")	$459.4	$409.0

Net income	$41.4	$41.4

Weighted average number of common shares outstanding—basic	117.3	112.1
Weighted average number of common shares outstanding—diluted	117.6	112.5
Net income per share—basic	$0.35	$0.36
Net income per share—diluted	$0.35	$0.36

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/CONE or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CONE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. The Election of Eight Directors For Withhold For Withhold For Withhold 01 - Bruce W. Duncan 02 - David H. Ferdman 03 - John W. Gamble, Jr. 04 - T. Tod Nielsen 05 - Denise Olsen 06 - Alex Shumate 07 - William E. Sullivan 08 - Lynn A. Wentworth EveryEveryEvery Year 2 Years 3 Years ForAgainst Abstain Abstain 2. Advisory vote to approve the compensation of the Company’s named executive officers. 3. Recommendation, by advisory (non-binding) vote, of the frequency of future advisory votes on the compensation of the Company’s named executive officers. 4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03FTQA B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board oref cDoimremcteonrdssreacvoomtme eFnOdR aalvlontoemFiOnReeasl,l tFhOeRnpormopinoeseaslsli2staendd, F4O, RanPdroFpOoRsa“lEsVXE–RYX YaEnAdRfo”roenvePrryopXoYsaElA3R.S on Proposal X. Annual Meeting Proxy Card

The 2021 Annual Meeting of Stockholders of CyrusOne, Inc. will be held on May 18, 2021 at 9:30 a.m. Central Daylight Time, virtually via the internet at www.meetingcenter.io/208455171. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — CONE2021. Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at: www.envisionreports.com/CONE q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting – May 18, 2021 Katherine Motlagh and Robert M. Jackson, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2021 Annual Meeting of Stockholders of CyrusOne Inc. to be held on May 18, 2021 at 9:30 a.m., Central Daylight Time, or at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement, the terms of which are incorporated by reference, and revokes any proxy previously given with respect to such meeting. Shares represented by this proxy will be voted as directed by the stockholder. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director, "for" Proposal 2, "for" a frequency of one year and "for" Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — CyrusOne Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CONE